UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

Cable One, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

210 E. Earll Drive Phoenix, AZ 85012

April 11, 2023

Dear Fellow Stockholders:

Please join us for Cable One, Inc.’s Annual Meeting of Stockholders on Friday, May 19, 2023, at 8:00 a.m., Eastern Time. The Annual Meeting will be held at 4521 Highwoods Parkway, Glen Allen, Virginia 23060 as well as via live audio webcast on the internet at www.virtualshareholdermeeting.com/CABO2023. If joining the Annual Meeting virtually, you will be able to vote your shares electronically and submit your questions during the Annual Meeting during the live audio webcast.

Included with this letter are a Notice of Annual Meeting of Stockholders and Proxy Statement, which describe the business to be conducted at the Annual Meeting. This Proxy Statement and the enclosed proxy card and annual report are first being sent to stockholders on or about April 11, 2023. We urge you to read the accompanying materials regarding the matters to be voted on at the meeting and to submit your voting instructions by proxy.

Whether or not you plan to attend the meeting, your vote is important to us. You may vote your shares by proxy on the internet, by telephone, or by completing, signing and promptly returning a proxy card or voting instruction form in the envelope provided. If you plan to attend the Annual Meeting, kindly so indicate in the space provided on the proxy card or voting instruction form or when prompted if voting over the internet or by telephone. We encourage you to vote by internet, by telephone, or by proxy card or voting instruction form in advance even if you plan to attend the Annual Meeting. By doing so, you will ensure that your shares are represented and voted at the Annual Meeting.

Thank you for your continued support of Cable One, Inc.

Sincerely,

Julia M. Laulis
Chair of the Board, President and
Chief Executive Officer

CABLE ONE, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON
May 19, 2023

The 2023 Annual Meeting of Stockholders of Cable One, Inc. (the “Company”) will be held on Friday, May 19, 2023, at 8:00 a.m., Eastern Time. You can attend the Annual Meeting in person or via live audio webcast. If joining virtually, you can vote your shares electronically and submit your questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/CABO2023. You will need to have your 16-Digit Control Number included on your proxy card or the instructions that accompanied your proxy materials in order to join the Annual Meeting. The Annual Meeting is being held for the following purposes:

1.	To elect eight directors to hold office until the 2024 Annual Meeting of Stockholders and until their respective successors are elected and qualified, as more fully described in the accompanying Proxy Statement.

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2023.

3.	To approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers for 2022.

4.	To select, on a non-binding advisory basis, the frequency of future advisory votes on named executive officer compensation.

5.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors of the Company has fixed the close of business on April 3, 2023, as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting.

It is important that your shares be represented and voted at the Annual Meeting. Please sign and return your proxy card or voting instruction form at your earliest convenience. You may also vote your shares by telephone or over the internet. If you choose to vote your shares by telephone or over the internet, please follow the instructions in the enclosed Proxy Statement and proxy card or voting instruction form. You may revoke your proxy at any time before it has been voted at the Annual Meeting. For shares held through a broker, bank or other nominee, you may vote by submitting voting instructions as provided by your broker, bank or other nominee.

By Order of the Board of Directors,

Peter N. Witty
Secretary

Phoenix, Arizona
April 11, 2023

CABLE ONE, INC.
210 E. Earll Dr.
Phoenix, Arizona 85012

PROXY STATEMENT SUMMARY

This Proxy Statement Summary highlights information described in more detail elsewhere in this Proxy Statement. It does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting.

Cable One, Inc. 2023 Annual Meeting of Stockholders (the “Annual Meeting”)

Date and Time:	Friday, May 19, 2023, at 8:00 a.m., Eastern Time

Place:	4521 Highwoods Parkway, Glen Allen, Virginia 23060

Virtual Location:	www.virtualshareholdermeeting.com/CABO2023. You will need to have your 16-Digit Control Number included on your proxy card or the instructions that accompanied your proxy materials in order to join the Annual Meeting.

Record Date:	April 3, 2023

These proxy solicitation materials, including this Proxy Statement and the accompanying proxy card or voting instruction form, were first distributed and made available on or about April 11, 2023, to stockholders entitled to vote at the Annual Meeting.

Who Can Vote

Stockholders of record as of the close of business on April 3, 2023 (the “Record Date”) may vote at the Annual Meeting. Each of your shares—whether held (i) directly in your name as stockholder of record or (ii) in street name—entitles you to one vote with respect to each proposal to be voted on at the Annual Meeting. However, street name stockholders generally cannot vote their shares directly and instead must instruct the broker, bank or nominee how to vote their shares.

How to Cast Your Vote

You can vote using any of the following methods:

Over the internet at www.proxyvote.com or scan the QR code on your proxy card or voting instruction form with your mobile device. We encourage you to vote this way.
By toll-free telephone at 1-800-690-6903.
By completing and mailing your proxy card or voting instruction form.
By attending the Annual Meeting and voting in person or by attending via live audio webcast and voting electronically by visiting www.virtualshareholdermeeting.com/CABO2023. If attending via live audio webcast, you will need to have your 16-Digit Control Number included on your proxy card or the instructions that accompanied your proxy materials in order to join the Annual Meeting.

Voting Matters and Board Recommendations

The Board of Directors (the “Board”) of Cable One, Inc. (the “Company, “we,” “us,” “our” or “Cable One”) recommends you vote as follows:

Proposal	Board Recommendation	Page Number
1. Election of Directors: The election of the eight director nominees named in this Proxy Statement to hold office until the 2024 Annual Meeting of Stockholders and until their respective successors are elected and qualified or as otherwise provided in our Amended and Restated By-laws, as amended (our “By-laws”).	FOR each nominated director ☑	15
2. Ratification of Appointment of Independent Registered Public Accounting Firm: The ratification of the appointment of PricewaterhouseCoopers LLP (“PwC”) as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2023.	FOR ☑	29
3. Advisory Vote on Named Executive Officer Compensation: The approval, on a non-binding advisory basis, of the compensation of our named executive officers (“NEOs”) for 2022 (also referred to as the “say-on-pay” vote).	FOR ☑	66
4. Advisory Vote on the Frequency of Future Named Executive Officer Compensation Advisory Votes: The selection, on a non-binding advisory basis, of the frequency of future advisory votes on named executive officer compensation (also referred to as the “say-on-frequency” vote).	1 YEAR ☑	67

2 | Cable One, Inc. ▪ 2023 Proxy Statement

2022 Strategic, Operational and Financial Highlights

Another Year of Solid Operational and Financial Results

■	Our total revenues were $1.7 billion in 2022 compared to $1.6 billion in 2021. Residential data revenues increased by 11.8% year-over-year.

■
Our net income was $234.1 million in 2022, compared to $291.8 million in 2021, a decrease of 19.8% year-over-year. Our 2022 Adjusted EBITDA was $911.9 million, compared to $839.3 million in 2021, an increase of 8.6% year-over-year. See Annex A of this Proxy Statement, entitled “Use of Non-GAAP Financial Measures,” for the definition of Adjusted EBITDA, a reconciliation of Adjusted EBITDA to net income, which is the most directly comparable measure under generally accepted accounting principles in the United States (“GAAP”), and a discussion of why we believe this non-GAAP measure is useful.

■
Our net cash provided by operating activities was $738.0 million in 2022, an increase of 4.8% year-over-year. Our 2022 Adjusted EBITDA less capital expenditures was $497.8 million, an increase of 11.3% year-over-year. See Annex A of this Proxy Statement for the definition of Adjusted EBITDA less capital expenditures and reconciliations to net income and net cash provided by operating activities, as applicable, which are the most directly comparable measures under GAAP, and a discussion of why we believe these non-GAAP measures are useful.

Capital Investments, Strategic Transactions and Other Achievements

■	During 2022, we continued to make significant investments in our business consistent with our strategic focus to enhance the growth of our higher margin businesses, namely residential data and business services. We also continued to make investments in our acquired systems, which has increased our broadband capacity and reliability. We have invested approximately $1.4 billion over our last four fiscal years to bring fast, reliable high-speed data service to our markets.

■	On January 1, 2022, we closed on a joint venture transaction in which we contributed certain fiber assets to a newly formed entity, Clearwave Fiber LLC (“Clearwave Fiber”). Clearwave Fiber is investing heavily in bringing fiber-to-the-premises service to residential and business customers across its existing footprint and in near adjacent areas.

Cable One, Inc. ▪ 2023 Proxy Statement | 3

ESG Highlights

Environmental Matters

■	During 2022, our average monthly truck rolls per thousand customer relationships were approximately 17% lower than in 2019.

■	In 2022, we reduced solid waste by more than four tons by recycling or reselling more than 1,250 devices.

■	We have assisted our customers in reducing their electricity use through the replacement of set top boxes with the launch of Sparklight® TV, an internet protocol-based (“IPTV”) video service that allows customers with our Sparklight TV app to stream our video channels from the cloud.

■	For the past eight years, we have partnered with the Arbor Day Foundation to plant trees on behalf of customers who have switched to paperless billing. We are pleased to continue this partnership, and can proudly say that by the end of 2023, we will have planted 130,000 trees in our markets and national forests.

Social Matters

■
Named to the Forbes 2023 America’s Best Midsize Employers list, included as one of America’s Greatest Workplaces for Women 2023 by the Newsweek and Plant-A Insights Group, and named by the Women in Cable Telecommunications (WICT) Network as one of the 2022 Top Companies for Women to Work.

■	In furtherance of our inclusion and diversity initiatives, we support the Emma Bowen Foundation, an organization that gives talented students of color internship opportunities at media companies, the National Diversity Council and the Arizona Special Olympics.

■	In 2022, we continued the Cable One Charitable Giving Fund, which provides $250,000 in grants annually to local nonprofit organizations in our markets, concentrating support in the areas of education and digital literacy, hunger relief, and community development.

■	Since 2014, we have donated more than 2,600 Chromebooks to Title I schools and community organizations in the markets we serve to help bridge the digital divide between schools due to the lack of funding.

■	We proudly employ more than 200 veterans and continually seeks to increase veteran hiring by offering referral incentives to associates and partnering with veteran organizations.

■	Through our annual “Dream Bigger” social media campaign, we have awarded $110,000 over the past four years to fund science, technology, engineering and mathematics (STEM) initiatives in schools and community organizations across our footprint.

4 | Cable One, Inc. ▪ 2023 Proxy Statement

Governance Matters

■	Currently, 60% of the Board consists of female directors, including one who is African American.

■	Currently, women hold key leadership positions, including serving as:

o	The Chair of the Board, President and Chief Executive Officer (“CEO”);

o	The Chair of the Audit Committee; and

o	The Chair of the Compensation and Talent Management Committee.

■	Each of the last three open positions on the Board has been filled with a female director, including one who is African American.

■	During the past several years, we have solicited feedback on corporate governance matters through extensive stockholder outreach. In response to stockholder feedback, we have adopted a proxy access by-law and amended our Amended and Restated Certificate of Incorporation (the “Charter”) and By-laws to reduce the voting requirement necessary for stockholders to adopt, amend, alter or repeal any provision of our By-laws from a super-majority to a majority voting standard.

Board Independence

■	Currently, 90% of the Board consists of independent directors.

■	Every member of the Audit, Compensation and Talent Management, and Nominating and Governance Committees are independent under New York Stock Exchange (“NYSE”) listing standards and applicable Securities and Exchange Commission (“SEC”) rules.

Board Diversity

■	Currently, 60% of the Board consists of female directors, including one who is African American.

Board Tenure and Refreshment

■	Currently, nine of our ten directors have served on the Board for less than nine years.

■	We have added three new directors to the Board over the past four years.

Cable One, Inc. ▪ 2023 Proxy Statement | 5

Board Declassification

■	The process of declassifying our Board over a three-year phase-in period will be completed at the Annual Meeting, and, beginning with the Annual Meeting, all of our directors will be elected on an annual basis.

Policies Regarding Company Equity

■	We maintain robust executive and non-employee director stock ownership guidelines.

■	Our Clawback Policy provides for the forfeiture of outstanding incentive compensation and the recoupment of previously paid incentive compensation in the event of financial restatements, legal or compliance violations and various forms of misconduct.

■	We prohibit hedging and pledging of our securities by all executives, directors and other members of our restricted trading population.

Stockholder Rights

■	Under the terms of our By-laws, we have a majority voting requirement in uncontested director elections.

■	We have not adopted a stockholder rights plan.

■	Customary proxy access provisions are included in our By-laws.

6 | Cable One, Inc. ▪ 2023 Proxy Statement

Executive Compensation Program Highlights

We believe our performance-based compensation philosophy for executive officers provides incentives to achieve both short- and long-term business objectives; aligns the interests of our executive officers and long-term stockholders; and enables us to hire and retain talented individuals in a competitive marketplace.

Key Objectives of Our Executive Compensation Program

■	Aim to provide competitive total direct compensation to our executives in order to attract and retain highly qualified and productive executives.

■	Motivate executives to enhance our overall performance and profitability through the successful execution of our short-term and long-term business strategies, with an emphasis on the long-term.

■	Align the long-term interests of our executives and stockholders through meaningful ownership of our stock and by rewarding stockholder value creation.

■	Reflect our pay-for-performance philosophy.

■	Ensure that total compensation opportunities are competitive.

Executive Compensation Best Practices

■	Our executive compensation is aligned with a pay-for-performance philosophy where a substantial portion of NEO compensation is at-risk and tied to objective performance goals.

■	Both annual bonuses and the majority of annual equity incentive awards for executives are based on financial operating performance against pre-defined objective goals (with no discretion to increase payouts).

■	The Compensation and Talent Management Committee of the Board (the “C&TM Committee”) engages an independent compensation consultant.

■	We maintain robust executive and non-employee director stock ownership guidelines.

■	Our Clawback Policy provides for the forfeiture of outstanding incentive compensation and the recoupment of previously paid incentive compensation in the event of financial restatements, legal or compliance violations and various forms of misconduct.

■	We prohibit hedging and pledging of our securities by all executives, directors and other members of our restricted trading population.

■	The C&TM Committee conducts an annual risk assessment of our compensation program.

■	We do not provide any “single trigger” payments or benefits upon a change of control of the Company.

■	We do not provide gross-up payments on excise taxes under Section 280G or Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

■	We provide only limited perquisites to our NEOs.

Cable One, Inc. ▪ 2023 Proxy Statement | 7

■	Our 2022 Omnibus Incentive Compensation Plan (the “2022 Omnibus Plan”) does not allow repricing of options or stock appreciation rights (“SARs”) without stockholder approval or contain an “evergreen” or automatic share replenishment provision.

Proposal 1: Election of Directors (page 15)

The following tables present certain information, as of April 3, 2023, concerning each nominee for election as a director at the Annual Meeting.

Director Nominees
Name	Age	Director Since	Principal Occupation	Independent	Committee Memberships	Other Public Company Boards
Brad D. Brian	71	2015	Chair of the law firm Munger, Tolles & Olson LLP	✔	C&TM; Nominating and Governance	0
Deborah J. Kissire	65	2015	Retired Ernst & Young LLP partner	✔	Audit	3
Julia M. Laulis	60	2017	Chair of the Board, President and CEO of Cable One		Executive	1
Mary E. Meduski	64	2019	President and Chief Financial Officer of TierPoint, LLC and Cequel III, LLC	✔	Audit; Nominating and Governance	0
Thomas O. Might	71	1995	Retired Executive Chairman of Cable One	✔	—	0
Sherrese M. Smith	51	2020	Managing Partner of Paul Hastings LLP	✔	Audit; Nominating and Governance	1
Wallace R. Weitz	73	2015	Founder of Weitz Investment Management, Inc.	✔	Audit; C&TM; Executive	1(a)
Katharine B. Weymouth	56	2015	Chief Operating Officer at FamilyCare, Former Publisher and CEO of The Washington Post	✔	C&TM	3(b)
—–—–—
(a) In addition to service on the public company board referenced above, Mr. Weitz serves as a Trustee of the Weitz Funds.
(b) In addition to service on the public company boards referenced above, Ms. Weymouth serves on the board of Sequoia Fund, Inc., a mutual fund company.

8 | Cable One, Inc. ▪ 2023 Proxy Statement

Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm (page 29)

The following table provides summary information regarding the aggregate fees billed to the Company for professional services rendered by PwC for 2022 and 2021.

	2022 ($)	2021 ($)
Audit Fees	2,615,000	3,078,427
Audit-Related Fees	7,000	6,293
Tax Fees	—	—
All Other Fees	7,800	7,800
Total	2,629,800	3,092,520

Proposal 3: Advisory Vote to Approve Named Executive Officer Compensation for 2022 (page 66)

We are asking our stockholders to approve an advisory resolution on the compensation of our NEOs as reported in this Proxy Statement. Although the say-on-pay vote is advisory and non-binding, the Board and the C&TM Committee value the input of our stockholders and will review and consider the voting results when making future decisions regarding our executive compensation program. At our 2022 Annual Meeting of Stockholders, approximately 97% of the votes cast were in favor of our say-on-pay proposal.

Proposal 4: Advisory Vote on the Frequency of Future Advisory Votes on Named Executive Officer Compensation (page 67)

We are asking our stockholders to cast a non-binding, advisory vote on the frequency with which we should ask stockholders to approve an advisory resolution on NEO compensation. You may cast a vote as to whether future say-on-pay votes should occur every one, two, or three years. Although the say-on-frequency vote is advisory and non-binding, the Board and the C&TM Committee value the input of our stockholders and will review and consider the voting results when determining the frequency of future say-on-pay votes.
Cable One, Inc. ▪ 2023 Proxy Statement | 9

______________________________________________________________________________

PROXY STATEMENT
FOR THE 2023 ANNUAL MEETING OF STOCKHOLDERS
MAY 19, 2023
 ______________________________________________________________________________

This Proxy Statement contains information relating to the Annual Meeting of Cable One, Inc. or any adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The Board is making this proxy solicitation.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders
To Be Held on May 19, 2023

Our Proxy Statement and Annual Report to Stockholders are available at
www.proxyvote.com

Frequently Asked Questions and Answers

Q:	Why am I being provided these materials?
A:	This proxy statement and the enclosed proxy card and annual report are first being sent to stockholders on or about April 11, 2023. We have delivered these proxy materials to you in connection with the solicitation by our Board of proxies to be voted at the Annual Meeting to be held on May 19, 2023, and at any postponements or adjournments of the Annual Meeting. You are invited to attend the Annual Meeting and vote your shares in person or via the internet or to vote your shares in advance by proxy via the internet, by telephone or by mail.

Q:	Who is entitled to vote?
A:
Stockholders as of the close of business on April 3, 2023 (the “Record Date”) may vote at the Annual Meeting or any postponement or adjournment thereof. As of that date, there were 5,699,027 shares of our common stock outstanding. Holders of our common stock have one vote for each share held as of the Record Date, including shares (i) held directly in your name as “stockholder of record” (also referred to as “registered stockholder”); and (ii) held for you in an account with a broker, bank or other nominee (you are considered a"beneficial owner" of shares held in “street name”). Beneficial owners of shares held in street name generally cannot vote their shares directly and instead must instruct the brokerage firm, bank or nominee how to vote their shares.

Q:	Can I change my vote?
A:	Yes. If you are a stockholder of record, you can change your vote or revoke your proxy by:

■	Entering a new vote over the internet or by telephone by 11:59 p.m., Eastern Time, on the day before the Annual Meeting;
■	Returning a properly signed proxy card with a later date that is received at or prior to the Annual Meeting; or
■	Voting your shares in person or via the internet at the Annual Meeting.

If you hold your shares in street name, please refer to information from your bank, broker or other nominee on how to revoke or submit new voting instructions.

10 | Cable One, Inc. ▪ 2023 Proxy Statement

Q:	What is a broker non-vote?
A:	If you hold your shares in street name and do not provide voting instructions to your broker, NYSE rules grant your broker discretionary authority to vote your shares on “routine matters” at the Annual Meeting, including for the ratification of PwC as our independent registered public accounting firm for 2023 (Proposal 2). However, the proposals regarding the election of directors (Proposal 1), say-on-pay (Proposal 3), and say-on-frequency (Proposal 4) are not considered “routine matters.” Furthermore, some brokers are electing to not exercise the discretionary authority granted to them pursuant to NYSE rules when they have not received instructions from their street name holders. As a result, if you hold your shares in street name and do not provide voting instructions to your broker, your shares:

■	will be voted on Proposal 2 if your broker chooses to exercise its discretionary authority to vote your shares and will not be voted on Proposals 1, 3, 4 (resulting in a “broker non-vote” with respect to each of those proposals); or
■	will not be voted on Proposal 2 if your broker chooses to not exercise its discretionary authority to vote your shares (resulting in your shares not being represented at the Annual Meeting).

Although “broker non-votes” will be counted as present for purposes of determining a quorum, we urge you to promptly provide voting instructions to your broker or other nominee so that your shares are voted on all proposals.

Q:	What vote is required to approve a proposal?
A:
If a quorum is present at the Annual Meeting, the following chart describes the voting requirements for approval and the effect of abstentions and “broker non-votes” on each proposal. Stockholders may cast a “for,” “against” or “abstain” vote with regard to any director nominee or proposals (2) and (3), and may cast a vote for “1 Year”, “2 Years” or “3 Years” or abstain with regard to proposal (4)

Proposal	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes
1. Election of Directors	Receipt of a majority of the votes cast at the Annual Meeting, meaning that the number of votes cast “for” a director nominee exceeds the number of votes cast “against” that nominee	No effect	No effect
2. Ratification of Appointment of Independent Registered Public Accounting Firm	Affirmative vote of a majority of the votes cast by the stockholders entitled to vote thereon who are present or represented by proxy at the Annual Meeting	No effect	No effect (brokers have discretion to vote on this proposal)
3. Advisory Vote to Approve Named Executive Officer Compensation for 2022	Affirmative vote of a majority of the votes cast by the stockholders entitled to vote thereon who are present or represented by proxy at the Annual Meeting	No effect	No effect
4. Advisory Vote on the Frequency of Future Advisory Votes on Named Executive Officer Compensation
The frequency option of one year, two years or three years that receives the highest number of votes cast by the stockholders entitled to vote thereon who are present or represented by proxy at the Annual Meeting will be considered the frequency selected by stockholders
		No effect	No effect

Cable One, Inc. ▪ 2023 Proxy Statement | 11

Q:	What happens if a director nominee who is duly nominated does not receive a majority of the votes cast?
A:	In accordance with our By-laws, any incumbent director who fails to receive a majority of the votes cast must submit an offer to resign from the Board no later than two weeks after we certify the voting results. In that case, the remaining members of the Board will consider the resignation offer and may either (i) accept the offer or (ii) reject the offer and seek to address the underlying cause(s) of the majority-against vote. The Board must decide whether to accept or reject the resignation offer within 90 days following the certification of the stockholder vote, and, once the Board makes its decision, we must promptly make a public announcement of the Board’s decision (including a statement regarding the reasons for its decision in the event the Board rejects the offer of resignation).

Q:	Who will count the vote?
A:	Votes cast via the internet, by phone, or in person or by proxy at the meeting will be tabulated by the inspector of elections appointed for the meeting, who will determine whether a quorum is present. The inspector of elections need not be a stockholder, and no director or nominee for the election as a director may be appointed the inspector of elections.

Q:	Could other matters be voted on at the Annual Meeting?
A:	As of the date of this Proxy Statement, we do not know of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement. If other matters are properly presented at the Annual Meeting for consideration and you are a stockholder of record and have submitted a proxy card, the persons named in your proxy card will have the discretion to vote on those matters for you.

Q:	Where can I find the voting results of the Annual Meeting?
A:	We will report the voting results in a Current Report on Form 8-K filed with the SEC within four business days following the Annual Meeting.

Q:	How do I vote my shares without attending the Annual Meeting?
A:	If you are a stockholder of record, you may vote by authorizing a proxy to vote on your behalf at the Annual Meeting. Specifically, you may authorize a proxy:

■
By internet—If you have internet access, you may submit your proxy by going to www.proxyvote.com and by following the instructions on how to complete an electronic proxy card. You will need the 16-Digit Control Number included on your proxy card in order to vote by internet.

■
By Telephone—If you have access to a touch-tone telephone, you may submit your proxy by dialing 1-800-690-6903 and by following the recorded instructions. You will need the 16-Digit Control Number included on your proxy card in order to vote by telephone.

■
By Mail—You may vote by mail by signing and dating the enclosed proxy card where indicated and by mailing or otherwise returning the card in the postage-paid envelope provided to you. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), indicate your name and title or capacity.

If you hold your shares in street name, your broker will provide you with instructions of how to vote your shares without attending the Annual Meeting.

Q:	How do I attend and vote my shares at the Annual Meeting virtually via the live audio webcast?
A:	You may attend the Annual Meeting virtually via the internet. Any stockholder can attend the Annual Meeting live online at www.virtualshareholdermeeting.com/CABO2023. If you virtually attend the Annual Meeting, you can vote your shares electronically, and submit your questions during the Annual Meeting, by visiting www.virtualshareholdermeeting.com/CABO2023. A summary of the information you need to attend the Annual Meeting and vote via the internet is provided below:

■	instructions on how to attend and participate via the internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/CABO2023;
■	assistance with questions regarding how to attend and participate via the internet will be provided at www.virtualshareholdermeeting.com/CABO2023 on the day of the Annual Meeting;
■	stockholders may vote and submit questions while attending the Annual Meeting via the internet; and
■	you will need the 16-Digit Control Number that is included in your proxy card or the instructions that accompanied your proxy materials in order to enter the Annual Meeting and to vote during the Annual Meeting.

12 | Cable One, Inc. ▪ 2023 Proxy Statement

Q:	What do I need to do to attend the Annual Meeting in person?
A:	In order to be admitted to the Annual Meeting, you must present proof of ownership of our common stock as of the Record Date. This can be a brokerage statement or letter from a broker, bank or other nominee indicating your ownership as of the Record Date, a proxy card, or a legal proxy or voting instruction form provided by your broker, bank or nominee. Any holder of a proxy from a stockholder must present the proxy card, properly executed, and a copy of the proof of ownership. Stockholders and proxyholders may also be asked to present a form of photo identification such as a driver’s license or passport.

In addition, please follow these instructions:

■	If you vote by using the enclosed proxy card or voting instruction form, check the appropriate box on the card to indicate that you plan to attend the Annual Meeting.
■	If you vote over the internet or by telephone, follow the instructions provided to indicate that you plan to attend the Annual Meeting.
■	Seating at the Annual Meeting will be on a first-come, first-served basis upon arrival at the Annual Meeting.
■	Backpacks, cameras, cell phones with cameras, recording equipment and other electronic recording devices will not be permitted inside the Annual Meeting. Failure to follow the Annual Meeting rules or permit inspection will be grounds for exclusion from the Annual Meeting.

Q:	Can I bring a guest?
A:	No. The Annual Meeting is for stockholders only.

Q:	Internet and telephone voting facilities will close at 11:59 p.m., Eastern Time, on May 18, 2023, for the voting of shares held by stockholders of record as of the Record Date. Proxy cards with respect to shares held of record must be received no later than May 18, 2023. How does this impact the voting of shares held in street name?
A:	If you hold your shares in street name, you may submit voting instructions to your broker, bank or other nominee. In most instances, you will be able to do this over the internet, by telephone or by mail. Please refer to information from your bank, broker or other nominee on how to submit voting instructions.

Q:	Will I be able to participate in the Annual Meeting virtually on the same basis as I would be able to participate live and in-person?
A:
The available online meeting format for the Annual Meeting will enable full and equal participation by all our stockholders from any place in the world at little to no cost.

We designed the format of the online Annual Meeting to ensure that our stockholders who attend our Annual Meeting virtually will be afforded the same rights and opportunities to participate as they would if they attended the Annual Meeting in person and to enhance stockholder access, with participation and communication through online tools. We plan to take the following steps to provide for such an experience:

■	providing stockholders with the ability to submit appropriate questions real-time via the meeting website, limiting questions to one per stockholder unless time otherwise permits; and
■	answering as many questions submitted in accordance with the meeting rules of conduct as appropriate in the time allotted for the meeting.

Q:	What is the quorum requirement of the Annual Meeting?
A:
A majority of the votes entitled to be cast by the outstanding shares of common stock entitled to vote generally on the business properly brought before the Annual Meeting must be present in person or by proxy to constitute a quorum for the Annual Meeting. If you vote, your shares will be part of the quorum. Abstentions and “broker non-votes” will be counted for purposes of determining whether a quorum is present at the Annual Meeting. As of the Record Date, there were 5,699,027 shares of our common stock outstanding and entitled to vote.

Cable One, Inc. ▪ 2023 Proxy Statement | 13

Q:	Who is soliciting proxies?
A:	Solicitation of proxies is being made by our management on behalf of the Board through the mail, in person, over the internet or by telephone, without any additional compensation being paid to such members of management. The cost of such solicitation will be borne by us. We have also engaged Innisfree M&A Incorporated (“Innisfree”), an independent proxy solicitation firm, to assist us in the solicitation of proxies. We have agreed to pay Innisfree a fee of $20,000, plus reimbursement of customary costs and expenses, for these services. We have agreed to indemnify Innisfree against certain liabilities arising out of or in connection with these services. In addition, we have requested brokers and other custodians, nominees and fiduciaries to forward proxy cards and proxy soliciting material to stockholders, and we will pay their fees and reimburse them for their expenses in so doing.

Q:	What other information about the Company is available?
A:	The following information is available:

■
We maintain on our investor relations website, ir.cableone.net, copies of our Annual Report on Form 10-K; Annual Report to Stockholders; Corporate Governance Guidelines; Code of Business Conduct and Ethics; charters of the Audit, C&TM, Executive, and Nominating and Governance Committees; Policy Statement Regarding Director Nominations and Stockholder Communications (the “Nominating and Governance Policy Statement”); and other information about the Company.

■	In addition, printed copies of these documents will be furnished without charge (except exhibits) to any stockholder upon written request addressed to our Secretary at 210 E. Earll Drive, Phoenix, Arizona 85012.
■	Amendments to, or waivers granted to our directors and executive officers under, the Code of Business Conduct and Ethics, if any, will be posted on our website at ir.cableone.net

Q:	Can I receive materials relating to the Annual Meeting electronically?
A:
To assist us in reducing costs related to the Annual Meeting, stockholders who vote over the internet may consent to electronic delivery of mailings related to future annual stockholder meetings. We also make our Proxy Statements and Annual Reports available online and may eliminate mailing hard copies of these documents to those stockholders who consent in advance to electronic distribution. If you are voting over the internet, you may consent online at www.proxyvote.com when you vote. If you hold shares in street name, please also refer to information provided by the broker, bank or other nominee for instructions on how to consent to electronic distribution.

14 | Cable One, Inc. ▪ 2023 Proxy Statement

PROPOSAL 1: ELECTION OF DIRECTORS

The nominees for election as director, to serve until the 2024 Annual Meeting of Stockholders and until their successor is elected and qualified, are Brad D. Brian, Deborah J. Kissire, Julia M. Laulis, Mary E. Meduski, Thomas O. Might, Sherrese M. Smith, Wallace R. Weitz, and Katharine B. Weymouth. All nominees are currently directors of the Company.

Our Board was originally divided into three classes, designated Class I, Class II and Class III, with staggered three-year terms, such that the term of one class expires at each annual meeting of stockholders. At our 2020 Annual Meeting of Stockholders, our stockholders approved our Charter to declassify the Board beginning with the 2021 Annual Meeting and provide for the annual election of all directors phased in over a three-year period. In accordance with this phase-in period, the nominees listed above and at each subsequent annual meeting are being proposed for election to one-year terms (until the first annual meeting of stockholders next following the director’s election and until the director’s successor is elected and qualified). Our Board will be fully declassified following the Annual Meeting, and all directors will be elected annually beginning with the Annual Meeting. Our Charter and By-laws provide that the number of the directors of the Company will be fixed from time to time by the Board. In addition, effective at the time of the 2023 Annual Meeting, the size of the Board will be reduced to eight members.

The candidates for election have been nominated by the Board based on the recommendation of the Nominating and Governance Committee. In choosing directors and nominees, we seek individuals of the highest personal and professional ethics, integrity, business acumen and commitment to representing the long-term interests of our stockholders and other stakeholders.

In respect of its composition, the Board considers the diversity, skills and experience of prospective nominees in the context of the needs of the Board and seeks directors who are “independent” under applicable law and listing standards. Although our Corporate Governance Guidelines and the Nominating and Governance Policy Statement do not prescribe specific standards regarding Board diversity, the Board considers, as a matter of practice, the diversity of prospective nominees (including incumbent directors), both culturally and in terms of the variety of viewpoints on the Board, which may be enhanced by a mix of different professional and personal backgrounds and experiences. While diversity and the variety of viewpoints, backgrounds and experiences represented on the Board are always considered, the Board believes that a prospective nominee should not be chosen nor excluded solely or principally because of factors such as race, creed, color, religion, national origin, sex/gender, affectional or sexual orientation, gender identity, age or disability.

The Board is committed to evaluating diverse candidates for every vacancy, and it will include women and/or persons of color in each candidate pool from which non-incumbent director nominees are selected, consistent with its past practice. Over the last four years, the Board has elected three new female directors, including one who is African American.

Directors are elected by the affirmative vote of a majority of the votes cast at the Annual Meeting. The Board knows of no reason that would cause any nominee to be unable to act or to refuse to accept their nomination or election. In the event that any nominee for election withdraws or for any reason is not able to serve as a director, the individuals acting as your proxies may vote for such other person as the Board may nominate.

In addition to the information presented below regarding each nominee’s specific qualifications, skills, attributes and experience that led the Board to conclude that they should serve as a director, the Board believes that each nominee has demonstrated established records of accomplishment in areas relevant to our strategy and operations and share characteristics identified in our Corporate Governance Guidelines and the Nominating and Governance Policy Statement as essential to a well-functioning deliberative body, including honesty, integrity, judgment, acumen, ethics, financial literacy, independence, competence, diligence and commitment to the interests of our stockholders to build long-term stockholder value.

All of the directors and nominees have held senior positions as leaders of complex organizations and gained expertise in core skill areas, such as industry experience, operations and customer service, technology and innovation, leadership and strategy, corporate governance, talent management and development, brand management, financial literacy or expertise, risk management, and legal or regulatory. They have significant experience in enterprise compliance oversight through their positions as senior executives and as directors of public companies and other institutions. These skills and experience are pertinent to our current and evolving business strategies, as well as to the Board’s oversight role, and enable the directors to provide diverse perspectives with respect to the complex issues we face.

The following matrix and biographies highlight significant qualifications, skills, attributes and experience of each of our directors who is a nominee for election as a director at the Annual Meeting. The matrix is a summary only; therefore, it does not include all of the qualifications, skills, attributes and experience that each director offers, and the fact that a particular qualification, skill, attribute or experience is not listed does not mean that a director does not possess it.

Cable One, Inc. ▪ 2023 Proxy Statement | 15

Director Nominee Skills and Demographic Matrix

Skill	B. Brian	D. Kissire	J. Laulis	M. Meduski	T. Might	S. Smith	W. Weitz	K. Weymouth
Industry Experience			✔	✔	✔	✔		✔
Operations/Customer Service			✔	✔	✔	✔		✔
Technology and Innovation			✔	✔	✔	✔		✔
Leadership and Strategy	✔	✔	✔	✔	✔	✔	✔	✔
Corporate Governance	✔	✔	✔	✔	✔	✔	✔	✔
Talent Management and Development	✔	✔	✔	✔	✔	✔	✔	✔
Brand Management	✔	✔	✔	✔	✔	✔	✔	✔
Financial Literacy or Expertise	✔	✔	✔	✔	✔	✔	✔	✔
Risk Management	✔	✔	✔	✔	✔	✔	✔	✔
Legal or Regulatory	✔					✔		✔
Gender	Male	Female	Female	Female	Male	Female	Male	Female
Race/Ethnicity
African American						✔
Asian/ Pacific Islander
White/Caucasian	✔	✔	✔	✔	✔		✔	✔
Hispanic/Latino
Native American

16 | Cable One, Inc. ▪ 2023 Proxy Statement

Nominees for Election as Director

Brad D. Brian, Age 71, Director since 2015

Committee Memberships

■	Compensation and Talent Management
■	Nominating and Governance

Independent Director

Mr. Brian is a national trial lawyer and Chair of the law firm Munger, Tolles & Olson LLP, having practiced there for more than 40 years. A complex civil and criminal litigator, Mr. Brian is a Fellow in the American College of Trial Lawyers and the International Academy of Trial Lawyers. Mr. Brian has represented numerous Fortune 500 corporations in lawsuits and government investigations. This work has included trials, regulatory investigations and internal corporate investigations. He also has defended companies against more than 40 lawsuits filed under the qui tam provisions of the False Claims Act. Mr. Brian is the co-editor of Internal Corporate Investigations (ABA 4th Ed. 2017). Mr. Brian was named a “Litigator of the Year” by The American Lawyer in 2016. He serves on several non-profit boards, including the board of trustees of the UC Berkeley Foundation. Mr. Brian graduated magna cum laude from Harvard Law School and with great distinction from the University of California at Berkeley.

Mr. Brian brings to the Board his experience as a high-stakes litigator and enterprise risk advisor for numerous Fortune 500 corporations and his extensive understanding of complex legal matters.

Deborah J. Kissire, Age 65, Director since 2015

Committee Memberships

■	Audit

Independent Director

Ms. Kissire retired as a partner of Ernst & Young LLP (“E&Y”), an independent registered public accounting firm, in July 2015 after a 36-year career. Ms. Kissire held multiple senior leadership positions during her career at E&Y, serving most recently as E&Y’s Vice Chair and East Central Region Managing Partner as well as a member of the Americas Executive Board. Other positions held include the U.S. Vice Chair of Sales and Business Development and National Director of Retail and Consumer Products Tax Services. Throughout her career at E&Y, Ms. Kissire’s leadership skills and vision were leveraged for strategic firm initiatives and programs such as their Partner Advisory Council, Strategy Task Force, Gender Equity Task Force, Vision 2000 Sales Task Force, and global Vision 2020. Ms. Kissire serves on the boards of Axalta Coating Systems Ltd., a manufacturer of liquid and powder coatings, Celanese Corporation, a global chemical and specialty materials company that engineers and manufactures a wide variety of products, and Omnicom Group Inc., a global marketing and corporate communications holding company, and she has served on the boards of Goodwill Industries of Greater Washington and Junior Achievement USA. Ms. Kissire earned her BBA in Accounting, from Texas State University.

Ms. Kissire brings to the Board her significant experience in public company financial reporting, accounting and internal control matters, risk management of financial, accounting and tax matters, including related digital security matters, as well as significant experience in governance, strategy, and talent management and development.

Cable One, Inc. ▪ 2023 Proxy Statement | 17

Julia M. Laulis, Age 60, Director since 2017

Committee Memberships

■	Executive

Chair of the Board, President and CEO

Ms. Laulis has been Chair of the Board since January 2018, CEO and a member of the Board since January 2017 and President of Cable One since January 2015.

Ms. Laulis joined Cable One in 1999 as Director of Marketing – NorWest Division. In 2001, she was named Vice President of Operations for the Southwest Division. In 2004, she became responsible for starting up Cable One’s Phoenix Customer Care Center. Ms. Laulis was named Chief Operations Officer in 2008, responsible for the Company’s three operation divisions and two call centers. In 2012, Ms. Laulis was named Chief Operating Officer, adding sales, marketing and technology to her responsibilities. In January 2015, she was promoted to President and Chief Operating Officer.

Prior to joining Cable One, Ms. Laulis was with Jones Communications in the Washington, D.C. area and Denver, Colorado, where she served in various marketing management positions. Ms. Laulis began her 39-year career in the cable industry with Hauser Communications. Ms. Laulis graduated from Indiana University in Bloomington with a bachelor’s degree in Telecommunications.

    Ms. Laulis serves on the boards of The AES Corporation, a global energy company, CableLabs and C-SPAN.

In addition to being our President and CEO, Ms. Laulis brings to the Board her significant operational and leadership experience as well as intimate knowledge and perspective about the strategic and operational opportunities and challenges, economic and industry trends, and competitive and our financial positioning, based on her various executive roles at Cable One and her experience in the industry.

Mary E. Meduski, Age 64, Director since 2019

Committee Memberships

■	Audit
■	Nominating and Governance

Independent Director

Ms. Meduski has served as President and Chief Financial Officer (“CFO”) and a director of TierPoint, LLC, a leading national provider of information technology and data center services, since December 2015. She also serves as President and CFO of Cequel III, LLC, TierPoint’s management company. With a vast network of data centers, cloud platforms, and IT experts, TierPoint delivers customized solutions that help its enterprise clients improve business performance and manage risk. Prior to joining TierPoint, Ms. Meduski served as Executive Vice President and CFO of Suddenlink Communications, a cable telecommunications company, from 2006 until 2015. Before joining Suddenlink Communications, Ms. Meduski served as Executive Vice President and CFO of AAT Communications Corp., the largest privately owned wireless tower company in the United States at the time. Prior to joining AAT Communications, she was a Managing Director in the Media and Communications Investment Banking Groups of TD Securities and BankBoston Securities. Ms. Meduski holds a bachelor’s degree from Cornell University. She is a Member of the Cornell University Board of Trustees, where she serves as Chair of the Finance Committee, Chair of the National Annual Fund Campaign, and member of the Executive Committee, Audit, Risk and Compliance Committee, and the Development Committee. She serves on the Steering Committee of the President’s Council of Cornell Women and the College of Arts and Sciences Dean’s Advisory Council. Additionally, she earned an MBA from Boston University, where she graduated first in her class.
Ms. Meduski brings to the Board her significant leadership, financial, strategic and operating experience in the communications, media and technology industries.

18 | Cable One, Inc. ▪ 2023 Proxy Statement

Thomas O. Might, Age 71, Director since 1995

Independent Director since 2021

Mr. Might has been a member of the Board of Cable One, Inc. since 1995. Prior to his retirement from Cable One in December 2017, Mr. Might served as Executive Chairman in 2017, as Chairman of the Board from 2015 to 2017, as CEO from 1994 to 2016 and as President from 1994 to 2014.

Mr. Might joined The Washington Post Company (now named Graham Holdings Company) in 1978 as assistant to publisher Donald E. Graham after serving a summer internship at the newspaper in 1977. He was promoted to Vice President-Production in 1982 and served in that position until 1987, when he became Vice President-Production and Marketing. In 1991, Mr. Might was named Vice President-Advertising Sales. In 1993, Mr. Might was promoted to President and Chief Operating Officer (“COO”) of Cable One. He became President and CEO of Cable One in 1994 and was elected to the Board in 1995. Mr. Might was a Combat Engineer Officer in the U.S. Army from 1972 to 1976. He graduated from Georgia Tech with a bachelor’s degree in industrial engineering and has an MBA from Harvard Business School.

Mr. Might brings to the Board leadership and management oversight skills as well as intimate knowledge and perspective about our history, strategic and operational opportunities and challenges, economic and industry trends, and our competitive and financial positioning, based on his various executive roles at Cable One.

Sherrese M. Smith, Age 51, Director since 2020

Committee Memberships

■	Audit
■	Nominating and Governance

Independent Director

Ms. Smith has served as a corporate partner at Paul Hastings LLP since August 2013 and currently serves as Managing Partner of the firm. She is a member of the firm’s media, technology and telecommunications practice and serves as Vice-Chair of the firm’s data privacy and cybersecurity practice. Ms. Smith regularly counsels companies on complex transactional and regulatory issues, including data privacy and cybersecurity and breach response issues across various jurisdictions (including the U.S., EU, and Asia). Prior to joining Paul Hastings, Ms. Smith served as Chief Counsel to Chairman Julius Genachowski at the Federal Communications Commission (the “FCC”) from July 2009 to June 2013. She was Vice President and General Counsel of Washington Post Digital from July 2002 to July 2009. Ms. Smith serves on the boards of Gen Digital Inc., a leading provider of consumer cyber safety solutions, America’s Public Television Stations (APTS) and the Philip Merrill College of Journalism at the University of Maryland. She is also an Active Member of the Northwestern Law Board. Ms. Smith graduated from Northwestern University Pritzker School of Law and the University of South Carolina.

Ms. Smith brings to the Board her experience in counseling companies on complex transactional and regulatory issues involving media, communications and technology companies, including regarding data privacy and cybersecurity, as well as her insights from having previously served at the FCC.

Cable One, Inc. ▪ 2023 Proxy Statement | 19

Wallace R. Weitz, Age 73, Director since 2015

Committee Memberships

■	Audit
■	Compensation and Talent Management
■	Executive

Independent Director

Mr. Weitz founded the investment management firm Weitz Investment Management, Inc. in 1983 and has since served in various roles at Weitz Investment Management, including Chief Investment Officer, President and Portfolio Manager. Mr. Weitz manages the Partners III Opportunity Fund and co-manages the Partners Value Fund and Hickory Fund, each of which is managed by Weitz Investment Management. Mr. Weitz has served as a Trustee of the Weitz Funds since 1986. Mr. Weitz began his career in New York as a securities analyst before joining Chiles, Heider & Co. in Omaha, Nebraska in 1973. There, he spent 10 years as an analyst and portfolio manager. Mr. Weitz is the Chair of the board of trustees for Carleton College and serves on various other non-profit boards. Additionally, he serves as a director of Berkshire Hathaway Inc. He graduated from Carleton College with a bachelor’s degree in economics.

Mr. Weitz brings to the Board his substantial leadership and financial experience as the founder of Weitz Investment Management as well as his extensive experience as an investor in public companies.

Katharine B. Weymouth, Age 56, Director since 2015

Committee Memberships

■	Compensation and Talent Management

Independent Director

Ms. Weymouth has served as COO at FamilyCare, a start-up in the mental health space, since 2021. From 2017 to 2021 she served as COO and CEO of The Chef Market (formerly dineXpert), a group buying organization working with independent restaurants. Ms. Weymouth was Publisher and CEO of The Washington Post from 2008 through the end of 2014. Prior to becoming Publisher and CEO, Ms. Weymouth performed a number of different roles on the business side of The Washington Post including as Vice President of the Advertising department. She began her career as an attorney, practicing for eight years, including clerking for a year on the Ninth Circuit and spending several years as a litigator at the boutique law firm Williams & Connolly.

Ms. Weymouth also serves on the board of Republic Services, Inc., an environmental service company, Xometry, Inc., an on-demand industrial parts marketplace, Graham Holdings Company, our parent company prior to our July 2015 spin-off, and Sequoia Fund, Inc., a mutual fund company. Ms. Weymouth is trustee for the Philip L. Graham Fund and is a Trustee of The Greater Washington Community Foundation. Ms. Weymouth earned her JD from Stanford Law School and graduated magna cum laude with a BA from Harvard.

Ms. Weymouth brings to the Board (i) leadership, management, and CEO experience gained through numerous leadership positions at The Washington Post, including Publisher and CEO, and as the former COO and former CEO of The Chef Market (formerly dineXpert); (ii) strategy and marketing experience from her eight years in the advertising department at The Washington Post, where as Vice President of Advertising she led the transformation of The Washington Post from a print newspaper business to a digital content business; and (iii) historical knowledge of our business, strategy and corporate culture from her time as a director of Graham Holdings Company, our parent company prior to our July 2015 spin-off.

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINATED DIRECTORS.

20 | Cable One, Inc. ▪ 2023 Proxy Statement

2022 Annual Meeting Voting Results for Election of Directors

On May 20, 2022, we held our 2022 Annual Meeting of Stockholders (the “2022 Annual Meeting”). At the 2022 Annual Meeting, Katharine Weymouth, one of our nominees for election as a director at the Annual Meeting, received approximately 61% of the votes cast in favor of her election and approximately 39% of the votes cast against her election. We believe the votes cast against Ms. Weymouth were driven primarily by the “overboarding” policies of certain institutional investors that set limits on the number of public company boards of directors on which a nominee for director may serve. These “overboarding” policies are general policies that various institutional investors and corporate governance firms apply to all public companies, often without regard to individual circumstances.

In addition to serving as a member of the Board, during 2022 Ms. Weymouth served, and currently continues to serve, on the boards of Republic Services, Inc., Xometry, Inc., Graham Holdings Company, (our parent company prior to our July 2015 spin-off), and the Sequoia Fund, Inc., a mutual fund company.

Prior to the Board’s review and determination of the director nominees for the Annual Meeting, we conducted stockholder outreach during the first quarter of 2023. As part of the outreach efforts, we contacted stockholders estimated to hold over 70% of our outstanding shares of common stock to solicit feedback regarding our governance matters, including any “overboarding” concerns.

The Board’s decision to renominate Ms. Weymouth for election at the Annual Meeting was based on a number of factors, including, but not limited to:

■	The Board’s understanding that the votes against Ms. Weymouth were driven primarily by voting policies under which Ms. Weymouth is considered to be “overboarded.”

■	The Board does not believe Ms. Weymouth’s service on other public company boards has adversely affected her service to the Company in her capacity as a director, noting in particular:

o	Ms. Weymouth’s consistently high level of commitment towards the Company and regular engagement with management; and

o	Ms. Weymouth’s perfect attendance record for Board and Board committee meetings during the past three years.

■	The feedback received from stockholders as a result of our outreach efforts.

■	The numerous benefits derived from Ms. Weymouth’s service on the Board, including her:

o	Deep understanding of, and long-standing connections to, our business, strategy and corporate culture, both as a member of the Board and as a member of the board of directors of Graham Holdings Company (our parent company prior to our July 2015 spin-off), where she has served as a director since January 2010;
o	Leadership, management, and CEO experience gained through numerous leadership positions at The Washington Post, including Publisher and CEO, and as the former COO and former CEO of The Chef Market (formerly dineXpert); and
o	Strategy and marketing experience from her eight years in the advertising department at The Washington Post, where as Vice President of Advertising she led the transformation of The Washington Post from a print newspaper business to a digital content business.

Cable One, Inc. ▪ 2023 Proxy Statement | 21

CORPORATE GOVERNANCE

Board Committees and Meeting Attendance

The standing committees of the Board consist of the Audit Committee, the C&TM Committee, the Executive Committee, and the Nominating and Governance Committee. As discussed in more detail below, each of the Audit, C&TM and Nominating and Governance Committees is comprised entirely of independent directors, consistent with the definition of “independent” under NYSE listing standards and SEC rules applicable to boards of directors generally, and board committees in particular.

Each committee of the Board operates under a written charter, a copy of which is maintained on our website, ir.cableone.net/govdocs, and has the authority to hire at the Company’s expense, any independent legal, accounting, compensation, financial or other advisors as it deems necessary or appropriate.

The following table summarizes the membership of our current 10-person Board and each of its committees, as well as the number of times the Board and each committee met during 2022.

Director	Board	Audit Committee	C&TM Committee	Executive Committee	Nominating and Governance Committee
Brad D. Brian*	✔		✔		✔
Thomas S. Gayner*	Lead Independent Director			Chair	Chair
Deborah J. Kissire*	✔	Chair
Julia M. Laulis	Chair			✔
Mary E. Meduski*	✔	✔			✔
Thomas O. Might*	✔
Kristine E. Miller*	✔		Chair
Sherrese M. Smith*	✔	✔			✔
Wallace R. Weitz*	✔	✔	✔	✔
Katharine B. Weymouth*	✔		✔
Number of Meetings	5	8	4	0	5
—–—–—
* Independent Director

Each director attended at least 75% of the total number of meetings of the Board and the committees of the Board on which the director served during their term of service in 2022.

22 | Cable One, Inc. ▪ 2023 Proxy Statement

Audit Committee

The functions of the Audit Committee include, among other duties, overseeing:

■	management’s conduct of our financial reporting process (including the development and maintenance of systems of internal accounting and financial controls);

■	the integrity of our financial statements;

■	our compliance with legal and regulatory requirements;

■	the qualifications and independence of our independent registered public accounting firm;

■	the performance of our internal audit function;

■	the independent registered public accounting firm’s annual audit of our financial statements; and

■	the preparation of certain reports required by the rules and regulations of the SEC.

The Board has determined that all members of the Audit Committee are non-employee, “financially literate,” “independent” directors within the meaning of the listing standards of the NYSE. All members of the Audit Committee have also been determined to be “independent” within the meaning of the SEC rules applicable to service on audit committees. None of the members of the Audit Committee has accepted, other than in such person’s capacity as a Board or Board committee member, any consulting, advisory or other compensatory fee from the Company or its affiliates.

The Board has determined that each of Mses. Kissire and Meduski has the requisite background and experience to be and was designated an “audit committee financial expert” within the meaning of Item 407(d)(5)(ii) of Regulation S-K due to their extensive experience, as discussed under “Proposal 1: Election of Directors.” In addition, the Board has determined that all of the members of the Audit Committee are well grounded in financial matters and are familiar with GAAP. All of the members of the Audit Committee have a general understanding of internal controls and procedures for financial reporting, as well as an understanding of audit committee functions. To the extent that matters come before the Audit Committee that involve accounting issues, the members of the Audit Committee consult with and rely on management, in addition to consulting with external experts, such as the Company’s independent registered public accounting firm, PwC. In addition, the Audit Committee has authority to obtain advice from internal or external legal or other advisors.

Cable One, Inc. ▪ 2023 Proxy Statement | 23

C&TM Committee

The functions of the C&TM Committee include, among other duties:

■	determining and approving the compensation of our CEO;

■	reviewing and approving the compensation of our other executive officers;

■	overseeing the development and implementation of our compensation plans;

■	overseeing our human capital programs, policies and practices, which may include associate development, talent management, organizational culture and diversity and inclusion initiatives (in each case except with respect to matters that are within the scope of responsibility of another committee of the Board); and

■	preparing any report on executive compensation required by the rules and regulations of the SEC.

All members of the C&TM Committee are non-employee directors and have been determined to be “independent” within the meaning of the listing standards of the NYSE and SEC rules applicable to service on compensation committees.

Executive Committee

The functions of the Executive Committee include:

■	reviewing and providing guidance to the Board and to our senior management from time to time regarding the Company’s strategy, operating plans and operating performance; and

■	performing such other duties or responsibilities as may be delegated to the Executive Committee from time to time by the Board.

24 | Cable One, Inc. ▪ 2023 Proxy Statement

Nominating and Governance Committee

The functions of the Nominating and Governance Committee include, among other duties:

■	overseeing our corporate governance practices;

■	reviewing and recommending to the Board amendments to our By-laws, Charter, committee charters and other governance policies;

■	reviewing and making recommendations to our Board regarding the structure of our various board committees;

■	identifying, reviewing and recommending to our Board individuals for election to the Board;

■	adopting and reviewing policies regarding the consideration of candidates for our Board proposed by stockholders and other criteria for membership on our Board;

■	overseeing the CEO succession planning process, including an emergency succession plan;

■	reviewing the leadership structure for our Board;

■	overseeing our Board’s annual self-evaluation;

■	overseeing and monitoring general governance matters, including communications with stockholders and regulatory developments relating to corporate governance;

■	overseeing our strategy, practices, reporting efforts and risk management with respect to environmental matters, including climate related risks; and

■	periodically monitoring, reviewing and discussing with management the Company’s cybersecurity preparedness, vulnerabilities, defenses and planned responses, including related risk management programs and practices.

All members of the Nominating and Governance Committee are non-employee directors and have been determined to be “independent” within the meaning of the listing standards of the NYSE.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

In order to help us achieve the highest levels of business ethics, our Board has adopted Corporate Governance Guidelines and a Code of Business Conduct and Ethics, copies of which are maintained on our website, ir.cableone.net/govdocs.

Corporate Governance Guidelines

Our Corporate Governance Guidelines provide a framework for our corporate governance. Among other things, our Corporate Governance Guidelines address: director qualifications; Board operations, structure and leadership; director compensation; management review and succession; and director orientation and continuing education. The Corporate Governance Guidelines also provide for annual self-evaluations by the Board and its committees.

The Board has not established limits on the number of terms a director may serve prior to their 75th birthday; however, no director may be nominated to a new term if they would be age 75 or older at the time of the election, unless the Board, upon recommendation of the Nominating and Governance Committee, determines that it is in the best interests of the Company and its stockholders for the director to continue to serve on the Board for an additional term.

Cable One, Inc. ▪ 2023 Proxy Statement | 25

Code of Business Conduct and Ethics

Our Code of Business Conduct and Ethics applies to our directors, officers and employees. The Code of Business Conduct and Ethics is designed to deter wrongdoing and contains policies pertaining to, among other things, compliance with applicable laws, rules and regulations; the responsible use of and control over our assets and resources; the integrity of records, reports and financial statements; political contributions and activities; anti-bribery and anti-corruption laws; conflicts of interest and corporate opportunities; employment matters, including equal employment opportunity and anti-harassment and non-discrimination; fairness in business practices; antitrust laws; electronic communications and information security; confidential information; securities trading; government investigations; ethics hotline availability; and accountability for adherence to the Code of Business Conduct and Ethics and prompt internal reporting of any possible violations thereof. Our Code of Business Conduct and Ethics is available on our website at ir.cableone.net. Any amendment or waiver of a provision of our Code of Business Conduct and Ethics requiring disclosure under applicable rules with respect to any of our executive officers or directors will be posted on our website within four business days of such amendment or waiver at ir.cableone.net.

Proxy Access

Our By-laws permit a stockholder, or a group of up to 20 stockholders, owning at least three percent of our outstanding stock continuously for at least three years to nominate and include in our annual meeting proxy materials director nominees constituting up to the greater of two directors or twenty-five percent of the Board, subject to certain conditions and provided that the stockholder(s) and nominee(s) satisfy all eligibility, procedural and disclosure requirements specified in the By-laws, including that each director nominee submitted through the proxy access by-law must meet the qualifications to be an independent director.

Director Nomination Process

Under our By-laws, except as set forth above under “Proxy Access,” stockholders of record are able to nominate persons for election to our Board only by providing proper written notice to our Secretary at our address set forth in this Proxy Statement. Proper notice must be timely, generally between 90 and 120 days prior to the relevant meeting (or, in the case of annual meetings, prior to the first anniversary of the prior year’s annual meeting), and must include, among other information, the name and address of the stockholder giving the notice, a representation that such stockholder is a holder of record of our common stock as of the date of the notice, certain information regarding such stockholder’s beneficial ownership of our securities and any derivative instruments based on or linked to the value of or return on our securities as of the date of the notice, certain information relating to each person whom such stockholder proposes to nominate for election as a director and a representation as to whether such stockholder intends to solicit proxies. In addition, except as set forth above under “Proxy Access”, stockholders wishing to nominate persons for election to our Board must provide timely notice to the Company in accordance with applicable SEC rules and regulations. See “Stockholder Proposals; Director Nominations and Other Business for the 2024 Annual Meeting of Stockholders.”

The Nominating and Governance Committee will consider director candidates recommended by stockholders. Our By-laws provide that any stockholder of record entitled to vote for the election of directors at the applicable meeting of stockholders may nominate persons for election to our Board, if such stockholder complies with the applicable notice procedures.

Our Corporate Governance Guidelines and the Nominating and Governance Policy Statement contain information concerning the responsibilities of the Nominating and Governance Committee with respect to identifying and evaluating future director candidates. It is Committee’s policy to apply the same criteria in reviewing candidates proposed by stockholders as it employs in reviewing candidates proposed by any other source. The Nominating and Governance Policy Statement sets forth our Nominating and Governance Committee’s general policy regarding the consideration of candidates proposed by stockholders; a description of the minimum criteria used by the Nominating and Governance Committee in evaluating candidates for the Board; a description of the Nominating and Governance Committee’s process for identifying and evaluating director nominees; and the general process for communications between stockholders and the Board.

Majority Voting for Directors

Our By-laws provide for majority voting in uncontested director elections, and any incumbent director who fails to receive a majority of the votes cast must submit an offer to resign from the Board no later than two weeks after the Company certifies the voting results. In that case, the remaining members of the Board would consider the resignation offer and may either (i) accept the offer or (ii) reject the offer and seek to address the underlying cause(s) of the majority-against vote. The Board must decide whether to accept or reject the resignation offer within 90 days following the certification of the stockholder vote, and, once the Board makes its decision, the Company must promptly make a public announcement of the Board’s decision (including a statement regarding the reasons for its decision in the event the Board rejects the offer of resignation).

26 | Cable One, Inc. ▪ 2023 Proxy Statement

Director Independence

As set forth in our Corporate Governance Guidelines, the majority of our directors must be “independent” according to the criteria for independence established by the NYSE. Our Corporate Governance Guidelines also require that all members of each of the standing committees of the Board (other than the Executive Committee) must be independent, including any enhanced independence standards applicable to a particular committee, and none of the members of the standing committees (other than the Executive Committee) may have a material relationship with the Company. In order to determine that a director is independent, the Board must make an affirmative determination that the director satisfies applicable regulatory and NYSE listing requirements to be an independent director of the Company and that the director is free of any other relationship that would interfere with the exercise of independent judgment by such director. The Board has affirmatively determined that, with the exception of Ms. Laulis, all of the members of the Board and all nominees are “independent.”

Executive Sessions of the Non-Management Directors

The listing standards of the NYSE call for the non-management directors of the Company to meet at regularly scheduled executive sessions without management. Mr. Gayner currently serves as Lead Independent Director of the Board, and he presides at the executive sessions of the Board. In 2022, the non-management directors regularly met in executive sessions outside the presence of any employee director or management, and the non-management directors expect to meet in executive session in 2023 as appropriate.

Board Leadership Structure

As set forth in our Corporate Governance Guidelines, the Board supports flexibility in determining its leadership structure by not requiring the separation of the roles of Chair of the Board and CEO. The Board believes that the Company and its stockholders are best served by maintaining this flexibility rather than mandating a particular leadership structure.

We currently do not separate the roles of Chair of the Board and CEO as Ms. Laulis serves in both roles. The Board believes that Ms. Laulis’ service as both Chair of the Board and CEO is in the best interests of the Company and that this structure is appropriate because Ms. Laulis possesses in-depth strategic and operational knowledge of the opportunities and challenges we face and has played a critical role in our growth during her more than 20-year career at the Company through her experiences as an employee, executive and director. Her dual role promotes decisive leadership, accountability and clarity in the overall direction of our business strategy as well as effective decision-making and strategic alignment between the Board and our senior management. The Board also believes that this approach facilitates clear and consistent communication of our strategy to all stakeholders and that, in consultation with our Lead Independent Director, Ms. Laulis is best positioned to develop agendas that focus on matters that merit Board attention.

As provided in our Corporate Governance Guidelines, to ensure the Board’s independence and proper functioning, the Board also appoints a Lead Independent Director who must be independent according to the criteria for independence established by the NYSE. Mr. Gayner currently serves in this capacity. The Lead Independent Director typically chairs executive sessions of Board meetings and consults with Ms. Laulis and senior management regarding issues to be included in Board meeting agendas. The Lead Independent Director is also expected to collaborate with Ms. Laulis, along with the other members of the Executive Committee, in reviewing key operational and other matters and to act as a liaison between Ms. Laulis and the non-management directors. The role of the Lead Independent Director is to provide strong leadership of the non-management directors and help the Board provide effective independent oversight of the Chair of the Board and CEO.

Phase-out of Classified Board Structure

We are in the process of declassifying our Board over a three-year phase-in period as discussed in greater detail in Proposal 1 and below. Pursuant to the Charter, the phase-in had or will have the following effects:

■	beginning with the 2022 Annual Meeting a majority of directors were elected for one-year terms; and

■	following the Annual Meeting, the entire Board will be elected annually.

As a result, our Board will be fully declassified following the Annual Meeting.

Cable One, Inc. ▪ 2023 Proxy Statement | 27

Board’s Role in Risk Oversight

The Board as a whole actively considers strategic decisions proposed by management, including matters affecting the business strategy and our competitive and financial positions, and monitors our risk profile. Board meetings are focused on strategic matters affecting major areas of our business, including operational, execution and competitive risks and risk management initiatives. The Board fulfills certain risk oversight functions through its standing committees. For example, the Audit Committee plays a key role in risk oversight, particularly with respect to financial reporting, accounting, and compliance matters; the C&TM Committee addresses the risk profile of our compensation program and arrangements as well as various human capital programs, policies and practices; and the Nominating and Governance Committee oversees corporate governance-related risk associated with our governance practices and profile, as well as our risks and practices related to cybersecurity and environmental matters, including climate related risks.

Risk oversight activities are supported by internal reporting structures designed to surface directly to the Board key matters that can affect our risk exposures as well as by our leadership structure as described above. We have a Disclosure Controls Committee that reports directly to the Audit Committee on certain matters relating to our public disclosures. We also have an enterprise risk management (“ERM”) program designed to identify, assess, prioritize, manage and mitigate major risk exposures that could affect our ability to execute on our corporate strategy and fulfill our business objectives. Our ERM program is administered by a risk council made up of members of our senior management supported by subject matter experts within our organization. Representatives of the risk council provide reports to the Audit Committee to establish a mutual understanding of the effectiveness of our risk management practices and capabilities, to review our risk exposure and tolerance and to elevate certain key risks for oversight at the Board level.

Other Governance Matters

Communicating with Directors

In accordance with the Nominating and Governance Policy Statement, stockholders and other interested persons seeking to communicate with the Board may submit any communications in writing to the attention of our Secretary, at our headquarters: 210 E. Earll Drive, Phoenix, Arizona, 85012. Any such communication must state the number of shares beneficially owned by the stockholder making the communication. The Secretary will review all incoming stockholder communications, except for solicitations, junk mail and obviously frivolous or inappropriate communications, and forward such communications, as appropriate, to the full Board or to any individual director or directors to whom the communication is directed.

Annual Meeting Attendance

The Board does not have a policy of requiring directors to attend annual meetings of stockholders; however, we generally schedule a Board meeting in conjunction with our annual meeting of stockholders and encourage directors and nominees for director to attend each annual meeting of stockholders. All of our directors attended our 2022 Annual Meeting.

Compensation Committee Interlocks and Insider Participation

Messrs. Brian and Weitz and Mses. Miller and Weymouth served as members of the C&TM Committee in 2022. None of these individuals has ever been employed by us. During 2022, none of our executive officers served on the board of directors or compensation committee of any other entity for which a member of our Board or C&TM Committee served as an executive officer. During the fiscal year ended December 31, 2022, there were no relationships or transactions between the Company and any member of the C&TM Committee requiring disclosure hereunder.

Corporate Governance Policies Related to Compensation and Equity

Please read “Compensation Discussion and Analysis—Corporate Governance Policies” for discussion of our stock ownership guidelines and our policies with respect to prohibiting derivative trading, hedging and pledging, clawbacks and the tax deductibility of compensation.

28 | Cable One, Inc. ▪ 2023 Proxy Statement

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit our financial statements. Our Audit Committee has appointed PwC to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2023. PwC, an independent registered public accounting firm, has audited our financial statements for the fiscal year ended December 31, 2022, has served as our independent auditor since 2014, and has the requisite understanding of our business, accounting policies and practices, and internal control over financial reporting. As a result, the Board and its Audit Committee consider PwC well qualified to serve as our independent registered public accounting firm. Further, the Board believes the continued retention of PwC is in our best interest and the best interest of our stockholders and recommends that stockholders vote in favor of the ratification of such appointment. Although ratification is not required by our By-laws or otherwise, the Board is submitting the selection of PwC to our stockholders for ratification as a matter of good corporate governance. If the appointment is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interest and the best interest of our stockholders.

We anticipate that representatives of PwC will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so with respect to our financial statements for the fiscal year ended December 31, 2022, and the firm’s relationship with the Company and will be available to respond to appropriate questions from stockholders.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee’s charter provides that the duties and responsibilities of the Audit Committee include the pre-approval of audit and non-audit services performed by the independent registered public accounting firm in order to assure that the provision of such services does not impair our auditor’s independence. Any proposed services exceeding pre-approved cost levels requires specific pre-approval by the Audit Committee. The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. The Audit Committee will periodically review and pre-approve the services that may be provided by the independent registered public accounting firm as well as revise the list of pre-approved services from time to time, based on subsequent determinations.

The Audit Committee will not delegate to management responsibilities to pre-approve services performed by the independent registered public accounting firm. The Audit Committee may delegate pre-approval authority to one or more of its members. The annual audit services engagement terms and fees will be subject to the specific pre-approval of the Audit Committee. The Audit Committee will approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, Company structure or other matters. In addition to the annual audit services engagement specifically approved by the Audit Committee, the Audit Committee may grant pre-approval for other audit services, which are those services that only the independent auditor reasonably can provide. The Audit Committee will not approve any non-audit services prohibited by applicable SEC regulations.

Audit-related services are assurance and other services that are reasonably related to the performance of the audit or review of the Company’s financial statements or that are traditionally performed by the independent registered public accounting firm. The Audit Committee has determined that the provision of audit-related services reflected in the table below does not impair the independence of the independent registered public accounting firm.

The Audit Committee believes that the independent registered public accounting firm can provide tax services to the Company, such as tax compliance, tax planning and tax advice, without impairing such auditor’s independence. However, the Audit Committee will not permit the retention of the independent registered public accounting firm in connection with a transaction initially recommended by the independent auditor, the purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Code, and related regulations.

The Audit Committee may grant pre-approval of those permissible non-audit services classified as “All Other” services that it believes are routine and recurring services and would not impair the independence of the auditor.

Requests or applications to provide services that require specific approval by the Audit Committee will be submitted to the Audit Committee by the CFO (or other designated officer) and must include a statement from that individual as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence. All audit fees, audit-related fees and all other fees were preapproved by the Audit Committee.

Cable One, Inc. ▪ 2023 Proxy Statement | 29

Audit and Other Fees

The following table provides the aggregate fees for professional services billed by PwC for the fiscal years ended December 31, 2022 and 2021.

	2022 ($)	2021 ($)
Audit Fees (1)	2,615,000	3,078,427
Audit-Related Fees (2)	7,000	6,293
Tax Fees	—	—
All Other Fees (3)	7,800	7,800
Total	2,629,800	3,092,520
—–—–—

(1)	Audit fees for 2022 and 2021 related to the annual audit and reviews of financial statements included in our quarterly filings, including reimbursable expenses. Audit fees for 2022 also included various procedures performed in connection with our divestiture of certain operations and implementation of a new human resources system. Audit fees for 2021 also related to various procedures performed in connection with our Hargray and CableAmerica acquisitions, enterprise resource planning system implementation, convertible notes private offering and Clearwave Fiber transaction.

(2)	Audit-related fees for 2022 and 2021 related to assurance and other services reasonably related to the performance of the audit or reviews of financial statements and not included under “Audit Fees” above, including reimbursable expenses.

(3)	All other fees for 2022 and 2021 related to software licensing for finance and accounting research tools provided by PwC.

THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PWC AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF OUR COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2023.

30 | Cable One, Inc. ▪ 2023 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Named Executive Officers

This Compensation Discussion and Analysis describes the compensation of our “named executive officers” or “NEOs” as listed below.

Name	Position
Julia M. Laulis	Chair of the Board, President and CEO
Todd M. Koetje (1)	CFO
Michael E. Bowker	COO
Kenneth E. Johnson (2)	Chief Technology and Digital Officer
Eric M. Lardy	Senior Vice President, Operations and Integration
Steven S. Cochran (3)	Former CFO
—–—–—

(1)	Effective July 1, 2022, Mr. Koetje was appointed as our CFO. Prior to such appointment, Mr. Koetje served as Senior Vice President, Business Development & Finance.
(2)	Effective January 1, 2023, Mr. Johnson was appointed Chief Technology and Digital Officer. Prior to such appointment, Mr. Johnson served as Senior Vice President, Technology Services.
(3)	Effective July 1, 2022, (a) Mr. Cochran stepped down from his position as our CFO; and (b) the Company and Mr. Cochran entered into a Transition Agreement and General Release of Claims (the “Transition Agreement”), as approved by the C&TM Committee, under which Mr. Cochran agreed to remain employed as a Senior Advisor to the Company through January 31, 2023 to assist in the orderly transition of the role of CFO. Mr. Cochran’s decision to step down from his position as CFO was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies and practices, including any matters concerning our controls or any financial or accounting-related matters or disclosures.

2022 Operational Highlights

We delivered another year of solid operational and financial performance in 2022, highlighted by the following actions and metrics. For additional information regarding some of our accomplishments in 2022, please read the discussion under “Proxy Statement Summary – 2022 Strategic, Operational and Financial Highlights.”

■	Our total revenues were $1.7 billion in 2022 compared to $1.6 billion in 2021. Residential data revenues increased by 11.8% year-over-year.

■
Our net income was $234.1 million in 2022, compared to $291.8 million in 2021, a decrease of 19.8% year-over-year. Our 2022 Adjusted EBITDA was $911.9 million, compared to $839.3 million in 2021, an increase of 8.6% year-over-year. See Annex A of this Proxy Statement, entitled “Use of Non-GAAP Financial Measures,” for the definition of Adjusted EBITDA, a reconciliation of Adjusted EBITDA to net income, which is the most directly comparable measure under GAAP and a discussion of why we believe this non-GAAP measure is useful.

■
Our net cash provided by operating activities was $738.0 million in 2022, an increase of 4.8% year-over-year. Our 2022 Adjusted EBITDA less capital expenditures was $497.8 million, an increase of 11.3% year-over-year. See Annex A of this Proxy Statement for the definition of Adjusted EBITDA less capital expenditures, reconciliations to net income and net cash provided by operating activities, as applicable, which are the most directly comparable measures under GAAP and a discussion of why we believe this non-GAAP measure is useful.

Cable One, Inc. ▪ 2023 Proxy Statement | 31

Executive Compensation and Governance “Best Practices”

Below is a summary of best practices that we have implemented with respect to the compensation of our NEOs, which we believe support our compensation philosophy and are in the best interests of our stockholders.

✓	Our executive compensation is aligned with a pay-for-performance philosophy where a substantial portion of NEO compensation is at-risk and tied to objective performance goals.

✓	Both annual bonuses and the majority of annual equity incentive awards for executives are based on financial operating performance against pre-defined objective goals (with no discretion to increase payouts).

✓	The C&TM Committee engages an independent compensation consultant.

✓	We maintain robust executive and non-employee director stock ownership guidelines.

✓	Our Clawback Policy provides for the forfeiture of outstanding incentive compensation and the recoupment of previously paid incentive compensation in the event of financial restatements, legal or compliance violations and various forms of misconduct.

✓	We prohibit hedging and pledging of our securities by all executives, directors and other members of our restricted trading population.

✓	The C&TM Committee conducts an annual risk assessment of our compensation program.

✓	We do not provide any “single trigger” payments or benefits upon a change of control of the Company.

✓	We do not provide gross-up payments on excise taxes under Section 280G or Section 409A of the Code.

✓	We provide only limited perquisites to our NEOs.

✓	Our 2022 Omnibus Plan does not allow repricing of options or SARs without stockholder approval or contain an “evergreen” or automatic share replenishment provision.

Our Board and the C&TM Committee value the benefits of maintaining a dialogue with our stockholders to understand their views on our executive compensation program and practices. The C&TM Committee considers the outcome of say-on-pay votes and is devoted to consistently reviewing and enhancing our compensation programs. At our 2022 Annual Meeting, approximately 97% of the votes cast were in favor of our say-on-pay proposal. After evaluating the outcome of the 2022 say-on-pay vote and based upon input from the C&TM Committee’s independent compensation consultant, Frederic W. Cook & Co., Inc. (“FW Cook”), the C&TM Committee believes our executive compensation program is appropriately aligned with our compensation philosophy and our business strategy and that we continue to make appropriate modifications to our program over time, including the recent changes we made to differentiate the performance criteria used to determine payouts under our 2023 Annual Executive Bonus Plan and vesting of our 2023 performance-based equity awards as described in more detail under “2023 Compensation Actions” below.

32 | Cable One, Inc. ▪ 2023 Proxy Statement

Highlights of Our 2022 Executive Compensation Program

Our 2022 executive compensation program supports our performance-based pay philosophy, which is described below, with limited fixed compensation and an emphasis on at‐risk compensation. Target total direct compensation remained significantly below median peer levels while our financial and operating performance compared favorably to our industry peers across key performance metrics that were evaluated, including revenue growth, EBITDA growth, and EBITDA margin. For 2022:

■
Base Salary – We increased base salaries for each NEO based on individual and Company performance and executive experience, in an effort to address shortfalls in total compensation relative to competitive market levels.

■
Annual Cash Incentives – 2022 bonus funding was based on year-over-year Adjusted EBITDA growth and adjusted capital expenditures as a percentage of Adjusted EBITDA in order to maintain alignment with our internal focus on these metrics as part of the management of our business. The 2022 target bonus percentages for each NEO were increased from 2021 levels in an effort to address shortfalls relative to competitive market levels.

■
Long-Term Equity Incentives – The majority of annual equity grant value was provided through performance-based restricted stock awards (“PSAs”) with the balance in service-based restricted stock awards (“RSAs”). The mix of 2022 equity grants was more performance-based than typical peer practice while also supporting executive retention. 2022 equity grant values were comprised of approximately 63% PSAs and 37% RSAs for Ms. Laulis and ranged between approximately 60-62% PSAs and 38-40% RSAs for each of our other NEOs.

Our Executive Compensation Program and Practices

We believe that our executive compensation program is appropriately designed to advance stockholder interests through performance-based incentives tied to key financial drivers of long-term stockholder value along with appropriate retention incentives. The primary components of our compensation program and associated purposes are as follows:

■	Base Salary – Provide the security of a competitive fixed cash salary for services rendered.

■	Annual Cash Incentives – Motivate strong operating performance by tying any payout to achievement against pre-established financial goals.

■
Long-Term Equity Incentives – Align the interests of executives with those of our long-term stockholders by motivating them to build stockholder value over the life of the grants and beyond. The majority of annual long-term equity incentives for our NEOs is tied to achievement against pre-established financial goals through PSAs supplemented by RSAs that include a time-based retention component. Newly hired or promoted executives have typically received long-term equity incentives in the form of RSAs and SARs, which are intended to support direct alignment with the interests of our long-term stockholders.

■
Other Benefits – Provide other benefits that are competitive and consistent with the market, including health and welfare benefits that are broadly uniform with those offered to all full-time employees; minimal perquisites; and limited severance benefits in the event of an involuntary termination not involving a change of control.

Under our executive compensation program, performance-based incentive compensation comprises a substantial portion of target annual compensation, with approximately 82% of 2022 target total direct compensation for our NEOs being at-risk. The C&TM Committee considers each component of compensation collectively when establishing the forms and levels of compensation for our NEOs. In determining the appropriate mix of compensation elements for each NEO, our executive compensation program seeks to balance rewarding performance through annual performance-based cash incentive compensation that encourages achieving and exceeding annual goals and milestones and through long-term equity incentive compensation that is designed to advance our long-term growth strategy and align our NEOs’ interests with those of our stockholders.

Cable One, Inc. ▪ 2023 Proxy Statement | 33

The following charts show the components of 2022 target total direct compensation for our CEO and our other NEOs and the percentage that is at-risk.

Objectives of Our Executive Compensation Program

We believe our performance-based compensation philosophy for executive officers provides incentives to achieve both short- and long-term business objectives; aligns the interests of our executive officers and long-term stockholders; and enables us to hire and retain talented individuals in a competitive marketplace.

Key objectives of our executive compensation program are as follows:

■	Aim to provide competitive total direct compensation to our executives in order to attract and retain highly qualified and productive executives.

■	Motivate executives to enhance our overall performance and profitability through the successful execution of our short- and long-term business strategies, with an emphasis on the long-term.

■	Align the long-term interests of our executives and stockholders through meaningful ownership of our stock and by rewarding stockholder value creation.

■	Reflect our pay-for-performance philosophy.

■	Ensure that total compensation opportunities are competitive.

Role of the C&TM Committee and the CEO

The purpose of the C&TM Committee is to: (i) assist the Board in discharging its responsibilities relating to the compensation of our executive officers and the Board; (ii) oversee the administration of our compensation and benefit plans; (iii) prepare any report on executive compensation required by the rules and regulations of the SEC or other applicable rules or regulations; and (iv) perform such other duties or responsibilities as may be delegated to the committee from time to time by the Board. In addition, the C&TM Committee oversees our human capital programs, policies and practices, which may include associate development, talent management, organizational culture and diversity and inclusion initiatives, in each case, except with respect to matters that are within the scope of responsibility of another committee of the Board. The C&TM Committee annually reviews and approves the corporate goals and objectives upon which our executive compensation program is based. The C&TM Committee evaluates the CEO’s performance in light of these goals and objectives. Furthermore, the C&TM Committee reviews and makes recommendations to the Board with respect to any incentive compensation plans, including equity-based plans, to be adopted or submitted to our stockholders for approval.

34 | Cable One, Inc. ▪ 2023 Proxy Statement

The C&TM Committee generally meets at least quarterly throughout the year and may meet more often, as required, to address ongoing events. In 2022, the C&TM Committee met four times. Meeting agendas are determined by the Chair of the C&TM Committee with the assistance of our CEO and our Senior Vice President, Human Resources. Our CEO attended all C&TM Committee meetings held during 2022. At the C&TM Committee held in the fourth quarter of 2022, our CEO made recommendations to the C&TM Committee regarding the annual base salary, cash incentive compensation and equity compensation of our NEOs (other than herself) for 2023. In general, a representative from the C&TM Committee’s independent compensation consultant, FW Cook, and legal counsel also attend C&TM Committee meetings. C&TM Committee meetings include an executive session, where matters are discussed without management present.

Compensation Setting Process

The C&TM Committee reviewed and approved the compensation of each of our NEOs for 2022. Determinations for our CEO were made after consideration of individual and Company performance, along with an examination of external market data of our industry peer group. For our NEOs other than our CEO, the C&TM Committee’s determinations of compensation were informed by the recommendations of our CEO, which reflected consideration of individual and Company performance as well as industry peer group practice. In making its executive compensation decisions, the C&TM Committee does not target a specific percentile for pay, but instead examines external market data of our industry peer group (described below under “Use of Peer Companies”) as a guide. The factors that influence the amount of compensation awarded include market competition for a particular position; an individual’s experience inside or outside the Company; compensation history; role and responsibilities; an individual’s performance; the value of the position within the Company and internal pay equity; succession planning; and our financial performance.

Independent Compensation Consultant

The C&TM Committee has the sole authority to retain and dismiss an independent compensation consultant. In 2022, the C&TM Committee engaged FW Cook, a national executive compensation consulting firm, as its independent consultant. FW Cook reviewed and provided recommendations concerning all of the elements of our executive compensation programs for 2022. FW Cook performs services solely on behalf of the C&TM Committee and has no relationship with the Company or management except as it may relate to performing such services. The C&TM Committee assessed the independence of FW Cook pursuant to the rules of the SEC and the NYSE and concluded that FW Cook is independent and no conflict of interest exists with respect to the services it provided to the C&TM Committee.

Use of Peer Companies

In determining our NEOs’ 2022 compensation, the C&TM Committee, with the help of FW Cook, compared each element of compensation to that of a related industry peer group for the purpose of assessing the competitiveness of compensation provided to our NEOs. The peer group was primarily comprised of publicly traded cable, internet and telecommunications companies of similar size and was supplemented by technology companies with broadly comparable gross margins and capital expenditures as a percentage of revenues. At the time of the FW Cook compensation study used to provide market context for 2022 compensation decisions, across key size metrics, we were generally in a 30th-to-65th percentile range versus our peers. Our trailing four quarter revenues were near the 30th percentile, employee headcount was near the 36th percentile, EBITDA was near the 41st percentile and market capitalization value (current and 12-month average) was near the 62nd and 65th percentile, respectively.

In assessing the competitiveness of compensation provided to our NEOs, FW Cook utilized comparative data disclosed in peer companies’ publicly available proxy statements along with other documents filed with the SEC.

We regularly monitor the composition of our peer group and make changes when appropriate. For 2022, the following changes were made to the composition of our peer group: (i) three companies in related industries were added the inclusion of which helped position us in a median size range in the peer group – Arista Networks, Inc., Frontier Communications Parent, Inc. and Lumen Technologies, Inc.; and (ii) five companies were removed – ATN International, Consolidated Communications Holding, Inc. and Shenandoah Telecommunications (each of which fell below the applicable size criteria), and Cincinnati Bell and GCI Liberty (each of which were acquired and are no longer publicly traded). Both Frontier Communications Parent, Inc. and Lumen Technologies, Inc. were used to help understand typical market practices with respect to incentive plan design, but were not used in benchmarking the pay levels of our senior executives.

Cable One, Inc. ▪ 2023 Proxy Statement | 35

2022 NEO Compensation Peer Group
Akamai Technologies	Cogent Communications Holdings, Inc.	Iridium Communications Inc.	ViaSat, Inc.
Altice USA, Inc.	Frontier Communications Parent, Inc.	Shaw Communications Inc.	Vonage Holdings Corp.
Arista Networks, Inc.	Lumen Technologies, Inc.	Telephone and Data Systems, Inc.	WideOpenWest, Inc.
Cogeco Inc.

In determining the structure of our 2022 executive compensation program as well as the individual pay levels of our NEOs, the C&TM Committee considered competitive market data that compared the various elements of compensation provided to our NEOs to amounts paid to individuals holding similar positions at companies in our executive compensation peer group, except that Frontier Communications Parent, Inc. and Lumen Technologies, Inc. were excluded when assessing the competitiveness of peer company senior executive pay levels. FW Cook worked with management to assess the data and review our compensation practices.

For 2023 compensation determinations, no changes were made to the composition of our peer group.

Elements of Our Compensation Program

Base Salary

The C&TM Committee reviews executive officer base salaries each year (or otherwise at the time of a new hire or promotion) and makes any adjustments it deems necessary. In setting annual base salary levels, the C&TM Committee takes into account competitive considerations, changes in responsibilities, individual performance, executive experience, internal pay equity, succession planning, Company performance, market data for individuals in similar positions, retention, and advice from the C&TM Committee’s independent compensation consultant. The C&TM Committee gives no specific weighting to any one factor in setting the level of base salary and the process ultimately relies on the C&TM Committee’s judgment. For 2022, each of our NEOs received the base salary increases indicated in the table below based on individual and Company performance and tenure with our Company, and to address shortfalls compared to competitive market levels.

The table below reflects 2022 base salary amounts approved by the C&TM Committee, 2021 base salary amounts and the dollar and approximate percent change from 2021 base salary amounts for our NEOs.

Name	2022 Base Salary ($)	2021 Base Salary ($)	Change ($)	Change (%)
Julia M. Laulis	770,000	740,000	30,000	4
Todd M. Koetje (1)	300,000	275,000	25,000	9
Michael E. Bowker	427,000	395,000	32,000	8
Kenneth E. Johnson	284,000	273,000	11,000	4
Eric M. Lardy	284,000	273,000	11,000	4
Steven S. Cochran (2)	427,000	395,000	32,000	8
—–—–—

(1)	Effective January 2022, Mr. Koetje’s 2022 base salary was increased by 2% to $281,000 in light of the factors noted above, and was subsequently increased from $281,000 to $300,000, to reflect his assumption of increased responsibilities in connection with his appointment as our CFO effective on July 1, 2022
(2)	Effective July 1, 2022, under the terms of the Transition Agreement, Mr. Cochran’s base salary was reduced to an annualized rate of $240,000 for the remainder of his employment, which ended January 31, 2023.

36 | Cable One, Inc. ▪ 2023 Proxy Statement

Annual Cash Incentive Program

Our annual cash incentive program is intended to motivate and reward our NEOs to achieve and exceed annual goals and milestones that are expected to advance our long-term growth strategy. Under our “One Team, One Goal” overall compensation philosophy, we utilized the same performance goals (Adjusted EBITDA growth and adjusted capital expenditures as a percentage of Adjusted EBITDA) to determine the 2022 annual cash incentive opportunities for substantially all of our full-time associates, including our front-line associates under our “Stronger Together” annual cash incentive program. In 2022, we also increased the annual target incentive opportunity for our front-line associates to 5% of annual base pay, with a maximum payout opportunity of 6.5% of annual base pay.

Each of our NEOs was awarded a cash incentive opportunity with respect to 2022, expressed as a percentage of such executive’s base salary, pursuant to the 2022 Annual Executive Bonus Plan (the “2022 Bonus Plan”). Each NEO’s 2022 target bonus percentage increased from 2021 to address shortfalls compared to competitive market levels. The 2022 Bonus Plan provided for payouts based on our financial performance compared to goals set immediately prior to the beginning of 2022. The table below reflects the target bonus as a percentage of base salary for 2022 and 2021 for each NEO as approved by the C&TM Committee. Increases to NEO target bonus opportunities for 2022 further our emphasis on at-risk performance-based pay, consistent with our compensation philosophy.

Name	2022 Target Bonus Opportunity (% of Salary)	2021 Target Bonus Opportunity (% of Salary)	Change (%)
Julia M. Laulis	125	100	25
Todd M. Koetje (1)	90	50	40
Michael E. Bowker	90	75	15
Kenneth E. Johnson	65	50	15
Eric M. Lardy	65	50	15
Steven S. Cochran (2)	90	75	15
—–—–—

(1)	Mr. Koetje’s 2022 target bonus opportunity was initially set at 65% of base salary, effective January 2022. However, Mr. Koetje’s 2022 target bonus opportunity was increased to 90% of his base salary of $300,000, effective upon his assumption of increased responsibilities in connection with his appointment as our CFO on July 1, 2022.
(2)	Effective July 1, 2022, under the terms of the Transition Agreement, Mr. Cochran’s bonus opportunity under the 2022 Bonus Plan was reduced to a full-year 2022 target bonus opportunity of $273,965 and a potential funding range of zero to 200% of target based on the Company’s achievement of the performance criteria specified under the 2022 Bonus Plan, payable at the same time as bonuses are paid to other executives of the Company under the 2022 Bonus Plan. Mr. Cochran’s target bonus opportunity was reduced in light of his change in position on July 1, 2022, from CFO to Senior Advisor to assist in the orderly transition of the role of CFO.

Payouts are capped at 200% of target, and the C&TM Committee retains discretion to reduce any payouts based on its subjective assessment of Company and/or individual performance results. An NEO must generally be employed on the payment date in order to be eligible to receive a bonus payout under the plan.

Bonus payouts under the 2022 Bonus Plan were subject to the attainment of goals related to Adjusted EBITDA growth and adjusted capital expenditures as a percentage of Adjusted EBITDA. In order to determine Adjusted EBITDA, we begin with our net income (as defined under GAAP and described in our 2022 Annual Report on Form 10-K, filed with the SEC on February 24, 2023 (the “2022 Form 10-K”)) and adjust for the items as defined and calculated in Annex A of this Proxy Statement. Furthermore, for purposes of the 2022 Bonus Plan, the calculations of Adjusted EBITDA growth and adjusted capital expenditures as a percentage of Adjusted EBITDA were adjusted pursuant to a pre-established list of adjustments approved by the C&TM Committee as part of the approval of the 2022 Bonus Plan, which related to acquired or divested businesses or assets (including our Clearwave Fiber joint venture and our CableAmerica acquisition), designated fiber expansion projects and incremental upgrades, as summarized in the charts below showing our performance results under the 2022 Bonus Plan.

Cable One, Inc. ▪ 2023 Proxy Statement | 37

We believe that the combination of Adjusted EBITDA growth and adjusted capital expenditures as a percentage of Adjusted EBITDA reflect our performance across several key dimensions, including profitability, cash outflows for capital expenditures, and our ability to fund operations and make additional investments with internally generated funds. As such, performance on these measures was the basis for determining earned bonuses under the 2022 Bonus Plan using the table below.

On March 1, 2023, the C&TM Committee certified the results of the performance goals and approved a performance factor of 100.4% for the 2022 Bonus Plan based on Adjusted EBITDA growth of 4.5% and adjusted capital expenditures as a percentage of Adjusted EBITDA of 34.8%. The C&TM Committee applied the following pre-established adjustments described above in calculating the performance results under the 2022 Bonus Plan:

Adjusted EBITDA Growth (in millions)		Adjusted Capital Expenditures (“Capex”) as a % of 2022 Adjusted EBITDA (in millions)
2022 Publicly Reported Adjusted EBITDA (1)	$911.9	2022 Publicly Reported Capex (1)	$414.1
Adjustment for EBITDA Related to Acquired Operations and Designated Fiber Expansion Projects	(10.9)	Adjustment for Capex Related to Acquired Operations, Designated Fiber Expansion Projects and Incremental Upgrades	(100.7)
2022 Adjusted EBITDA, as Adjusted	$900.9	2022 Capex, as Adjusted	$313.4

2021 Publicly Reported Adjusted EBITDA (2)	$839.3	2022 Adjusted EBITDA, as Adjusted	$901
Adjustment for EBITDA Related to Acquired Operations, Divestitures and Designated Fiber Expansion Projects	22.7
2021 Adjusted EBITDA, as Adjusted	$862.1
Adjusted EBITDA Growth	4.5%	Adjusted Capex as a % of Adjusted EBITDA	34.8%
—–—–—

Note: All totals were calculated using exact values. Minor differences may exist due to rounding.

(1)	Publicly reported amounts for 2022 include CableAmerica operations, which were acquired on December 30, 2021, and exclude Clearwave Fiber, our Tallahassee, Florida system, and certain other non-core assets which were divested on January 1, 2022, April 1, 2022 and May 20, 2022, respectively.
(2)	The publicly reported amount for 2021 include Hargray operations for the period beginning May 3, 2021, the date on which we completed our Hargray acquisition.

38 | Cable One, Inc. ▪ 2023 Proxy Statement

The C&TM Committee approved the following target opportunities and payouts for our NEOs under the 2022 Bonus Plan based on the 2022 certified performance results and approved performance factor described above.

Name	Annual Salary ($)	Target Bonus Opportunity (% of Salary)	Target Bonus Opportunity ($)	Performance Factor (as a Percentage of Target) (%)	Bonus Payout ($)
Julia M. Laulis	770,000	125	962,500	100.4	966,310
Todd M. Koetje	300,000	90	270,000	100.4	271,069
Michael E. Bowker	427,000	90	384,300	100.4	385,821
Kenneth E. Johnson	284,000	65	184,600	100.4	185,331
Eric M. Lardy	284,000	65	184,600	100.4	185,331
Steven S. Cochran (1)	N/A	N/A	273,965	100.4	275,049
—–—–—

(1)	Effective July 1, 2022, under the terms of the Transition Agreement, Mr. Cochran’s bonus opportunity under the 2022 Bonus Plan was reduced to a full-year 2022 target bonus opportunity of $273,965 and a potential funding range of zero to 200% of target based on the Company’s achievement of the performance criteria specified under the 2022 Bonus Plan. Mr. Cochran’s target bonus opportunity was reduced to take into account his change in position on July 1, 2022, from CFO to Senior Advisor to assist in the orderly transition of the role of CFO.

Long-Term Annual Equity Incentive Awards

The C&TM Committee considers long-term equity incentives to be a critical component of our executive compensation program as they motivate and reward executive officers over the long-term and align their interests with those of our stockholders. Since 2020, our practice has been to grant our annual equity awards in the form of both PSAs and RSAs in early January of each year in order to further support our pay-for-performance philosophy, as well as the competitive and retentive aspects of our executive compensation program.

The mix of 2022 equity grants for our NEOs was more performance-based than typical market practice. The 2022 long-term equity grants were comprised of approximately 63% PSAs and 37% RSAs for Ms. Laulis and ranged between approximately 60-62% PSAs and 38-40% RSAs for each of our other NEOs. The 2022 target equity grants values were near the 38th percentile of our peer companies for Ms. Laulis and near the 50th percentile of our peer companies for our other NEOs based on 2021 compensation data.

Equity grants to our NEOs are described in greater detail in the “2022 Grants of Plan-Based Awards” and the “Outstanding Equity Awards at Fiscal Year-End” tables included under the section entitled “Executive Compensation.”

2022 PSA Grants

For 2022, the C&TM Committee granted our NEOs PSAs under the 2015 Omnibus Incentive Compensation Plan (the “2015 Plan”). The PSAs, granted in January 2022, were subject to the attainment of the same goals and performance targets related to Adjusted EBITDA growth and adjusted capital expenditures as a percentage of Adjusted EBITDA as bonuses under the 2022 Bonus Plan because the C&TM Committee viewed these metrics as key indicators of our performance, as further described under “Annual Cash Incentive Program” above. The decision to use the same performance measures for the 2022 Bonus Plan and PSAs was based on: (i) the belief that these metrics are compelling measures of performance and principal drivers of stockholder value; and (ii) challenges in setting and tracking meaningful multi-year operational performance goals given the Company’s organic and inorganic growth and strategy, as highlighted by our acquisition, strategic investment and divestiture activity since 2019. While earned over a one-year performance period, the PSAs are at-risk because they are subject to risk of forfeiture unless special vesting rules apply. The PSAs will cliff-vest on the third anniversary of the grant date, provided the executive continues to be employed by us, which rewards long-term service, supports executive retention, discourages executive officers from taking excessive risks for short-term gains and fosters alignment with long-term stockholder interest as the ultimate value of the PSA award is contingent on stock price performance at the end of three years.

Cable One, Inc. ▪ 2023 Proxy Statement | 39

Our NEOs each received a 2022 PSA grant with a target grant date fair value as reflected in the table below. Each 2022 PSA grant is subject to the terms and conditions of the 2015 Plan and the respective award agreement. PSAs grants are earned based on the achievement of the performance goals described above with respect to 2022, but are at-risk and will cliff-vest on the third anniversary of the grant date, generally subject to the executive’s continued employment through that date.

On March 1, 2023, the C&TM Committee certified the results of the performance goals and approved a performance factor of 100.4% for the 2022 PSA grants based on Adjusted EBITDA growth of 4.5% and adjusted capital expenditures as a percentage of 2022 Adjusted EBITDA of 34.8%. The C&TM Committee applied the pre-established adjustments described under “Annual Cash Incentive Program” above to the performance results for the 2022 PSAs. The C&TM Committee approved the following 2022 PSA performance results and performance factor for our continuing NEOs:

Name	Target Grant Date Fair Value of PSAs ($) (1)	Target Number of PSAs (#)	Maximum Number of PSAs (#)	Performance Factor (as a Percentage of Target) (%)	Earned PSAs (#) (2)
Julia M. Laulis	1,905,000	1,092	2,184	100.4	1,096
Todd M. Koetje	517,500	297	594	100.4	298
Michael E. Bowker	742,500	426	852	100.4	427
Kenneth E. Johnson	540,000	310	620	100.4	311
Eric M. Lardy	540,000	310	620	100.4	311
Steven S. Cochran (3)	880,000	505	1,010	N/A	—
—–—–—

(1)	Amounts in this column represent the grant date fair value of the PSA awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“Topic 718”).

(2)	Although PSAs are earned in accordance with performance as certified by the C&TM Committee as described above, they remain at-risk because vesting is subject to the executive’s continued employment through the third anniversary of the grant date.
(3)	Mr. Cochran forfeited his entire 2022 PSA grant (an award of 507 PSAs based on final achievement) upon his departure from the Company on January 31, 2023.

2022 RSA Grants

For 2022, the C&TM Committee approved RSA grants of 646 shares to Ms. Laulis; 281 shares to Mr. Bowker; 341 shares to Mr. Cochran; 185 shares to Mr. Koetje; 193 shares to Mr. Johnson; and 193 shares to Mr. Lardy, all of which vest in equal annual installments over the four anniversaries of the grant date. The grant date fair value of each RSA grant (computed in accordance with Topic 718) was as follows: Ms. Laulis, $1,127,000; Mr. Bowker, $490,000; Mr. Cochran, $595,000; Mr. Koetje, $322,000; Mr. Johnson, $336,000; and Mr. Lardy, $336,000. Mr. Cochran forfeited the unvested portion of his 2022 RSA award upon his departure from the Company on January 31, 2023.

Other Benefits

Our NEOs are entitled to employee benefits generally available to all our full-time employees including health and welfare benefits. In designing these offerings, we seek to provide an overall level of benefits competitive with those offered by similar companies in the markets where we operate. In addition, our NEOs are eligible to participate in certain retirement and deferred compensation plans as described in more detail below under “Executive Compensation - Retirement Benefits.”

Perquisites

We provide our NEOs with very limited perquisites. In 2022, we reimbursed our NEOs for amounts paid for data, video and voice service in Phoenix, Arizona, a benefit that we provide to all of our employees who reside in one of our markets. For more information regarding these payments, please refer to the “All Other Compensation” column of the 2022 Summary Compensation Table under the section entitled “Executive Compensation.”

40 | Cable One, Inc. ▪ 2023 Proxy Statement

Severance Benefits

We have not entered into any employment or severance agreements that provide for payments or benefits in the event of involuntary termination with any of our NEOs except as described below. As such, as of December 31, 2022, we had no agreements with any of our NEOs that provide cash payments upon a termination of employment except for (i) the Cable One, Inc. Supplemental Executive Retirement Plan (the “Cable One SERP”), as described below under “Executive Compensation Tables - Retirement Benefits”; and (ii) the Cable One, Inc. 2022 Senior Executive Severance Pay Plan (the “Cable One Executive Severance Plan”) which provides for cash severance benefits payable to our senior executives upon the occurrence of certain “double trigger” events, as described below under “Executive Compensation - Potential Payments Upon Termination or Change of Control.”

We do not provide any “single trigger” change of control benefits nor any gross-up payments on excise taxes under Section 280G or Section 409A of the Code to our executive officers. In order to encourage continuity of the executive officers in the event of a change of control and promote the successful execution of our short- and long-term business strategies, our outstanding equity awards are subject to a “double trigger” provision, which means the awards vest only upon a qualifying termination of employment that occurs within 18 months following a change of control, as described under “Executive Compensation - Potential Payments Upon Termination or Change of Control.”

Retirement Plans and Agreements

Qualified Defined Contribution Plan

We maintain the Cable One 401(k) Plan, which is a tax-qualified defined contribution plan. As of January 1, 2023, we provide fully-vested matching contributions on up to 5% of an employee’s eligible compensation, including our NEOs, up to the salary limit applicable to tax-qualified plans ($20,500 in 2022), no longer requiring a one-year waiting period for the vesting of matching contributions as we historically required.

Nonqualified Supplemental Executive Retirement Plan and Nonqualified Deferred Compensation Plans

We maintain a nonqualified supplemental executive retirement plan. Contributions to or deferrals under this plan were not permitted after December 31, 2015. Explanation and discussion of this frozen retirement plan can be found in the narratives accompanying the “Pension Benefits” and “Nonqualified Deferred Compensation” tables included under “Executive Compensation.”

2023 Compensation Actions

The compensation actions we have taken with respect to 2023 are intended to continue to increase the overall competitiveness of our executive compensation program from both a recruiting and retention standpoint. Despite the actions we took to increase base salaries, target bonus percentages, and overall equity awards for 2022, the 2022 target total direct compensation for our executive officers remained significantly below peer median levels, due in large part to significant year-over-year increases in the executive compensation paid by our peer companies. As a result, for 2023 we have taken steps to increase our target total direct compensation in an effort to move closer to peer median compensation levels, while preserving our traditional approach where a substantial portion of executive compensation is at-risk and tied to objective performance goals. In addition, for 2023, we determined to differentiate the performance criteria used to determine performance with respect to payouts under our 2023 Annual Executive Bonus Plan (the “2023 Bonus Plan”) and vesting of our 2023 performance-based equity awards as described in more detail below. We believe that differentiating the performance criteria we use for short-term and long-term incentive compensation enhances our overall executive compensation practices.

Cable One, Inc. ▪ 2023 Proxy Statement | 41

2023 Base Salaries

As part of our annual executive compensation review process, effective January 1, 2023, the C&TM Committee approved base salary amounts for our continuing NEOs that reflect increases as shown in the table below. The C&TM Committee made its determinations based on individual and Company performance and executive experience, and to address significant continued shortfalls compared to competitive market levels despite the efforts made in 2022 to enhance the competitiveness of our executive compensation program.

Name	2023 Base Salary ($)	2022 Base Salary ($)	Increase ($)	Increase (%)
Julia M. Laulis	850,000	770,000	80,000	10
Todd M. Koetje (1)	350,000	300,000	50,000	17
Michael E. Bowker	470,000	427,000	43,000	10
Kenneth E. Johnson (2)	330,000	284,000	46,000	16
Eric M. Lardy	312,000	284,000	28,000	10
—–—–—

(1)	The 2023 base salary for Mr. Koetje reflects an increase as compared to the 2022 base salary that was effective upon his initial appointment as our CFO on July 1, 2022, in light of the factors noted above and the competitive market for the CFO position.

(2)
The 2023 base salary for Mr. Johnson reflects an increase as compared to his 2022 base salary in light of the factors noted above and his promotion to Chief Technology and Digital Officer on January 1, 2023. Mr. Johnson previously served as Senior Vice President, Technology Services.

2023 Annual Executive Bonus Plan

At the end of 2022, the C&TM Committee approved the 2023 Bonus Plan. Consistent with the 2022 Bonus Plan, each of our continuing NEOs was awarded a cash incentive opportunity at the beginning of 2023 that provides for payouts based on our financial performance compared to goals set immediately prior to the beginning of 2023. As shown in the table below, the 2023 target bonus percentage of each NEO (other than Mr. Johnson) did not change from the target bonus percentage under the 2022 Bonus Plan. Mr. Johnson’s target bonus percentage was increased to 90% in connection with his promotion to serve as our Chief Technology and Digital Officer effective January 1, 2023. Bonus payouts under the 2023 Bonus Plan are subject to the attainment of goals related to year-over-year Adjusted EBITDA growth and adjusted capital expenditures as a percentage of Adjusted EBITDA for 2023, each subject to certain pre-established adjustments as provided in the 2023 Bonus Plan.

Name	2023 Target Bonus Percentage (%)	2022 Target Bonus Percentage (%)	Percentage Change (%)
Julia M. Laulis	125	125	—
Todd M. Koetje	90	90	—
Michael E. Bowker	90	90	—
Kenneth E. Johnson (1)	90	65	25
Eric M. Lardy	65	65	—
—–—–—

(1)
Mr. Johnson’s 2023 target bonus percentage change reflects an increase that was effective upon his promotion to Chief Technology and Digital Officer. Mr. Johnson previously served as Senior Vice President, Technology Services.

42 | Cable One, Inc. ▪ 2023 Proxy Statement

2023 Long-Term Incentive Program Changes

For 2023, we made some changes to our long-term incentive program, including: (i) changing the performance criteria used for our long-term incentive program, which differentiates the performance criteria we use for short-term and long-term incentive compensation; and (ii) changing the vesting schedule for our service-based vesting equity incentive awards from vesting over four equal annual installments to three equal annual installments in order to align with market practice and maintain the mix of performance-based and service-based incentive compensation over the life of the awards. With respect to our annual equity incentive awards, we historically used the same performance criteria to determine achievement under both our annual cash bonus plans and our annual performance-based vesting equity grants, consisting of Adjusted EBITDA growth and adjusted capital expenditures as a percentage of Adjusted EBITDA. For 2023, we determined to differentiate the performance criteria used to determine performance with respect to payouts under the 2023 Bonus Plan and vesting of the 2023 performance-based vesting restricted stock unit awards (“PSUs”), by using an adjusted free cash flow growth goal (defined as growth of Adjusted EBITDA less capital expenditures) and a three-year relative total shareholder return (“TSR”) multiplier using a TSR peer group consisting of fifteen industry peers, for determining the number of PSUs that will be eligible for vesting. We believe adjusted free cash flow growth is one of our most important financial performance measures, is well understood by our executive team, and will incentivize performance that should drive long-term value creation for our stockholders. We believe the use of a three-year relative TSR multiplier serves to both incentivize and reward strong financial performance and align the interests of our executives and stockholders over the longer term. We also believe that differentiating the performance criteria we use for short-term and long-term incentive compensation enhances our overall executive compensation practices.

The 2023 PSUs are eligible to vest based on the attainment of specified performance goals, consisting of: (i) a 2023 adjusted free cash flow growth goal, defined as reported 2023 Adjusted EBITDA less 2023 capital expenditures growth over reported 2022 Adjusted EBITDA less 2022 capital expenditures (the “Adjusted Free Cash Flow Growth Goal”); and (ii) a relative TSR modifier based on the performance of our common stock over the three-year performance period commencing January 1, 2023 and ending December 31, 2025, as compared to the specified peer group (the “TSR Performance Modifier”), with (a) top quartile performance resulting in a 1.25x multiplier; (b) second quartile performance resulting in a 1.10x multiplier; (c) third quartile performance resulting in a 1.0x multiplier; and (d) fourth quartile performance resulting in a 0.75x multiplier. The number of PSUs subject to vesting based on the Adjusted Free Cash Flow Growth Goal will range from 0% to 200% of target based on actual performance as compared to a specified performance grid, and such number will be multiplied by the TSR Performance Modifier to determine the total number of PSUs subject to vesting (which will range from 0% to 250% of target), in each case as certified by the C&TM Committee. The PSUs will be earned based on the performance relative to the Adjusted Free Cash Flow Goal as modified by the TSR Performance Modifier, with vesting generally subject to the satisfaction of the service condition, the executive’s continued employment through the determination date following the three-year performance period.

Cable One, Inc. ▪ 2023 Proxy Statement | 43

2023 PSU and RSU Grants

Effective January 3, 2023, the C&TM Committee granted PSUs and service-based restricted stock unit awards (“RSUs”) for our continuing NEOs with target grant date face values as follows:

2023 PSU and RSU Grants

Name	Target Grant Date Face Value of PSUs ($) (1)	Target Number of PSUs Awarded (#)	Grant Date Face Value of RSUs ($) (2)	Number of RSUs Awarded (#)	Total Target Grant Date Face Value of PSUs and RSUs ($) (1)(2)	Percentage of Total Target Grant Date Face Value of PSUs (%)	Percentage of Total Target Grant Date Face Value of RSUs (%)
Julia M. Laulis	3,480,000	4,999	2,320,000	3,333	5,800,000	60	40
Todd M. Koetje	1,020,000	1,465	680,000	977	1,700,000	60	40
Michael E. Bowker	1,380,000	1,983	920,000	1,322	2,300,000	60	40
Kenneth E. Johnson	630,000	905	420,000	603	1,050,000	60	40
Eric M. Lardy	600,000	862	400,000	575	1,000,000	60	40
—–—–—

(1)
2023 PSU awards are earned based upon performance relative to the Adjusted Free Cash Flow Goal as modified by the TSR Performance Modifier (over a three-year performance period) with vesting subject to the satisfaction of the service condition, the executive continued employment through the determination date following the three-year performance period.

(2)	2023 RSU awards are eligible to vest in equal annual installments over three years subject to the executive’s continued employment through the applicable vesting dates.

Corporate Governance Policies

Stock Ownership Guidelines

We maintain stock ownership guidelines applicable to our executives, including our NEOs, and our non-employee directors because we believe executives and directors will be better aligned with the long-term interests of stockholders if they are stockholders themselves.

44 | Cable One, Inc. ▪ 2023 Proxy Statement

These guidelines, which were originally approved by the Board and adopted in August 2015 and have been subsequently amended, generally require executives to hold stock having a value equal to a multiple of the executives’ base salary and non-employee directors to hold stock having a value equal to a multiple of the non-employee directors’ base cash retainer. RSAs, RSUs, PSAs/PSUs (only to the extent earned after the date the C&TM Committee certifies the achievement of the applicable performance goals and subject only to future service requirements) and fully owned shares all count towards the guidelines for executives, and unvested and deferred RSUs count towards the guidelines for non-employee directors. Stock appreciation rights are not counted toward compliance with the guidelines nor are unearned PSAs or PSUs. An executive or non-employee director is expected to achieve the applicable multiple set forth in the guidelines within five years of the date of the executive’s initial election to such position or the non-employee director’s initial election to the Board, except as otherwise approved by the C&TM Committee (the “Compliance Period”). Compliance with these stock ownership guidelines is reviewed annually. As of December 31, 2022, all of our NEOs and non-employee directors held shares or other equity awards with an aggregate value in excess of the applicable dollar amount provided under our stock ownership guidelines, other than Ms. Weymouth whose aggregate holdings had fallen in value below the $450,000 amount specified for non-employee directors, due to the decline in our stock price during the fourth quarter of 2022. Ms. Weymouth has not disposed of any shares of our common stock during the past two years, and under our guidelines she will be required to retain 100% of any net after-tax shares received upon future vesting of RSUs until the aggregate value of her holdings again exceeds the specified dollar amount. We currently expect that the value of Ms. Weymouth's holdings will again exceed the dollar amount specified under our stock ownership guidelines following the receipt of the next annual equity award under our non-employee director compensation program. The stock ownership guidelines applicable to our executives as a multiple of the executives’ base salary or base cash retainer, with respect to non-employee directors, are as follows:

Position	Ownership Requirement
Executive Chair or CEO	6.0x
President, COO, CFO or other “C-Suite” Officers	3.5x
Senior Vice President	3.0x
Vice President	2.0x
Non-Employee Directors	5.0x

Our stock ownership guidelines also include the following provisions:

■	In the case of a promotion to a level with a higher ownership requirement, an additional two-year compliance period will be provided to acquire the incremental shares required.

■	In the case of an executive officer who holds a position at more than one level (e.g., CEO and President), the higher ownership requirement will apply.

■	Shares held in trust and by immediate family members (i.e., spouses and children) and in retirement accounts all count towards the guidelines.

■	During the Compliance Period, up to 50% of net after-tax shares can be sold at the time a PSA, PSU, RSA or RSU vests or a SAR is exercised, and the executive or non-employee director will be required to retain the remaining 50% of net after-tax shares until in compliance with the applicable guideline. Once outside of the Compliance Period, if an executive’s or a non-employee director’s ownership falls below the required ownership level, that person will be required to retain 100% of net after-tax shares at the time a PSA, PSU, RSA or RSU vests or a SAR is exercised, until in compliance with the applicable guideline.

Prohibition on Derivative Trading, Hedging and Pledging

Our Insider Trading Policy provides that it is inappropriate for any executive officer or director, as well as any other employee who is a member of our restricted trading population, to enter into speculative transactions in our securities and prohibits them from: (i) trading derivative securities, such as puts, calls, options and similar instruments; (ii) entering into hedging or monetization transactions or similar arrangements, such as collars and forward-sale contracts; (iii) engaging in short sale transactions in our securities; and (iv) buying our securities on margin or pledging any Company securities as collateral, including borrowing against any account in which such securities are held.

Cable One, Inc. ▪ 2023 Proxy Statement | 45

Clawback Policy

Our Clawback Policy provides for the ability to recoup incentive compensation granted, paid or otherwise provided to our executives and certain other employees. Below is a summary of events that may trigger action under the policy.

■
Restatement of Financial Results – in the event of a restatement within the preceding three completed fiscal years (other than due to a change in or retrospective application of applicable accounting principles, methods, rules or interpretations) where the impact would have lowered the incentive compensation amount.

■
Legal or Compliance Violations/Misconduct – in the event of fraud or dishonesty by an employee; a willful act (or failure to act) in bad faith to the material detriment of the Company; material noncompliance with Company policies and guidelines, including misconduct, or the grossly negligent failure to supervise an employee who engaged in misconduct, that had a significant negative impact on the Company; intentional manipulation or attempted manipulation of any performance metric, financial indicator or other goal for personal gain; violation of applicable restrictive covenants; and violation of the policy or any other recoupment or clawback policy adopted by the Company to the extent necessary to address the requirements of applicable law (including the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”)).

The Board may seek recoupment in any manner it chooses to the extent permitted by law, including reducing current or future incentive compensation awards (except in violation of Section 409A of the Code); requiring reimbursement or repayment of cash-based incentive compensation awards paid (within the previous three-year period); cancelling all or a portion of unvested equity awards, vested equity awards (within the previous three-year period) and any dividends accrued or paid in respect of such equity awards; requiring the return of certain net shares and dividends paid from vested, exercised, settled and sold equity awards (within the previous three-year period); and any other method of reducing the total compensation granted, paid or otherwise provided (within the previous three-year period or any current or future period). For purposes of the policy, incentive compensation includes but is not limited to annual and discretionary cash bonuses, PSAs, RSAs and SARs.

We plan to amend our Clawback Policy following the adoption and effectiveness of the NYSE’s new listing standards regarding clawback policies expected to be effective later in 2023.

Tax Treatment of Compensation

As part of its role, the C&TM Committee considers tax and accounting implications (including the expected lack of deductibility under Section 162(m) of the Code) except to the extent that compensation is eligible for limited relief under Section 162(m) of the Code applicable to binding contracts in effect on November 2, 2017) when making compensation decisions but reserves the right to continue to make compensation decisions based on other factors if it determines that it is in the best interests of the Company and its stockholders to do so.

Compensation Program Risk Assessment

As part of its oversight role, the C&TM Committee considers the impact of our compensation program, policies and practices (both at the executive and below-executive levels), on our overall risk profile. Specifically, the C&TM Committee, with assistance from our CEO, reviews the compensation plans, incentive plan design, incentive payouts and factors that may affect the likelihood of excessive risk taking to determine whether they present a significant risk to the Company. We believe that our compensation program provides an effective balance in cash and equity mix and short- and longer-term performance periods, and also allows for the C&TM Committee’s application of discretion to override formulaic results. We also maintain policies to mitigate compensation-related risk such as stock ownership guidelines, caps on incentive payouts, vesting periods on equity, the Clawback Policy and insider-trading prohibitions as well as independent C&TM Committee oversight. Based on this review, the C&TM Committee determined that the risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

46 | Cable One, Inc. ▪ 2023 Proxy Statement

COMPENSATION AND TALENT MANAGEMENT COMMITTEE REPORT

The Compensation and Talent Management Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with management. Based on its review and discussion with management, the Compensation and Talent Management Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

Kristine E. Miller, Chair
Brad D. Brian
Wallace R. Weitz
Katharine B. Weymouth

Cable One, Inc. ▪ 2023 Proxy Statement | 47

EXECUTIVE COMPENSATION

2022 Summary Compensation Table

The following table shows the compensation earned or paid by the Company during 2022 to our NEOs as of December 31, 2022. Information is also provided for 2021 and 2020 if the NEO was included in the Summary Compensation Table for those years.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (3)	All Other Compensation ($) (4)	Total ($)
Julia M. Laulis Chair of the Board, President and CEO	2022	770,000	—	3,030,759	—	966,310	—	28,960	4,796,029
	2021	740,000	—	2,074,008	—	1,480,000	3,564	30,243	4,327,815
	2020	752,885	—	1,500,037	—	1,450,000	3,438	28,886	3,731,808
Todd M. Koetje CFO	2022	290,578	—	840,523	—	271,069	—	461	1,402,631
	2021	91,918	—	725,136	997,240	91,918	—	140,150	2,046,362
Michael E. Bowker COO	2022	427,000	—	1,232,879	—	385,821	—	26,397	2,072,097
	2021	395,000	—	899,999	—	592,500	—	21,274	1,908,773
	2020	399,808	—	650,323	—	577,500	—	19,073	1,646,704
Kenneth E. Johnson Chief Technology and Digital Officer	2022	284,000	—	877,140	—	185,331	—	19,108	1,365,579

Eric M. Lardy Senior Vice President, Operations and Integration	2022	284,000	—	877,140	—	185,331	—	14,738	1,361,209

Steven S. Cochran Former CFO	2022	332,732	—	1,475,273	—	275,049	—	21,411	2,104,465
	2021	395,000	—	1,100,495	—	592,500	—	21,183	2,109,178
	2020	394,615	—	650,323	—	570,000	—	18,122	1,633,060
—–—–—

(1)	Amounts in these columns represent the grant date fair value of the PSA, RSA and SAR awards computed in accordance with Topic 718 and reflect an estimate of the grant date fair value of PSA, RSA and SAR grants made during each year indicated, rather than the amounts paid to or realized by our NEOs. The amounts included for the PSAs granted to each NEO are based on achievement of the underlying performance conditions at target (i.e., 100% of the target award value), which was determined to be the probable outcome at the time of grant. There can be no assurance that the amounts shown will be realized, and amounts could ultimately exceed these calculated fair values. See Note 15 of the Notes to the Consolidated Financial Statements contained in our 2022 Form 10-K for a discussion of the assumptions used in the valuation of the awards.

48 | Cable One, Inc. ▪ 2023 Proxy Statement

Amounts in the “Stock Awards” column represent the grant date fair value of the PSA and RSA awards granted in 2022 as follows:

Name	Stock Awards – Grant Date Fair Value of PSAs ($)	Stock Awards – Grant Date Fair Value of RSAs ($)	Total ($)
Julia M. Laulis	1,904,251	1,126,508	3,030,759
Todd M. Koetje	517,915	322,608	840,523
Michael E. Bowker	742,867	490,012	1,232,879
Kenneth E. Johnson	540,584	336,556	877,140
Eric M. Lardy	540,584	336,556	877,140
Steven S. Cochran	880,629	594,644	1,475,273

Set forth below is the maximum value for the PSAs granted to our NEOs during 2022 (i.e., 200% of the target award value) calculated using exact values. Minor differences may exist due to rounding.

Name	Stock Awards – Maximum Value of PSAs ($)
Julia M. Laulis	3,808,503
Todd M. Koetje	1,035,829
Michael E. Bowker	1,485,735
Kenneth E. Johnson	1,081,168
Eric M. Lardy	1,081,168
Steven S. Cochran	1,761,258

(2)
Amounts in this column for 2022, 2021, and 2020 represent payments under our bonus plan for each year. The 2022 Bonus Plan is described in further detail under “Compensation Discussion and Analysis—Elements of Our Compensation Program—Annual Cash Incentive Program” above.

(3)
The amounts shown in this column represent increases, if any, in the present value of Cable One SERP benefits. The Company sponsors a qualified defined benefit pension plan. There were no above-market or preferential earnings on compensation that was deferred on a basis that is not tax-qualified. Thus, no such earnings are reflected in the amounts shown in this column.

The values of accumulated plan benefits for each year presented were determined based on a discount rate of 3.24% and using Pri-2012 fully generational white collar mortality table for males and females using Scale MP-2019.

See the Pension Benefits table and the “Retirement Benefits” section below for additional information regarding these benefits.

Cable One, Inc. ▪ 2023 Proxy Statement | 49

(4)	For 2022, the amounts presented consist of the following:

All Other Compensation

Name	Perquisites ($) (4a)	401(k) Company Contributions ($) (4b)	PSA Dividends ($) (4c)	Total ($)
Julia M. Laulis	450	14,779	13,731	28,960
Todd M. Koetje	450	—	11	461
Michael E. Bowker	5,447	15,250	5,700	26,397
Kenneth E. Johnson	450	14,190	4,468	19,108
Eric M. Lardy	450	9,820	4,468	14,738
Steven S. Cochran	450	15,250	5,711	21,411
—–—–—

(4a)
Amounts in this column represent (i) for each of our NEOs, reimbursement for amounts paid for data, video and voice service, a benefit that we provide to all of our employees who reside in one of our markets; and (ii) with respect to Mr. Bowker, the amount shown also includes $4,997 for travel, activity, entertainment and related expenses incurred by Mr. Bowker’s spouse in connection with attending a business conference.

(4b)	Amounts in this column represent fully-vested 401(k) matching contributions.

(4c)
Amounts in this column represent dividends attributable to PSAs granted under the 2015 Plan that are not included in the grant date fair value of such PSAs at target, which are reported in the “Stock Awards” column of the 2022 Summary Compensation Table. PSAs are credited with cash dividends, which are subject to the same vesting terms as the underlying award. Dividends on PSAs will not vest unless and until the performance and service conditions applicable to the award have been achieved.

50 | Cable One, Inc. ▪ 2023 Proxy Statement

2022 Grants of Plan-Based Awards

The following table shows information with respect to each plan-based award granted to our NEOs during 2022.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares of Stock or Units (#) (4)	Grant Date Fair Value of Stock and Option Awards (5)
Name	Grant Date	Approval Date (1)	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target (#)	Maximum (#)
Julia M. Laulis	—	—	—	962,500	1,925,000	—	—	—	—	—
	01/03/2022	12/31/2021	—	—	—	—	1,092	2,184	—	1,904,251
	01/03/2022	12/31/2021	—	—	—	—	—	—	646	1,126,508
Todd M. Koetje	—	—	—	270,000	540,000	—	—	—	—	—
	01/03/2022	12/31/2021	—	—	—	—	297	594	—	517,915
	01/03/2022	12/31/2021	—	—	—	—	—	—	185	322,608
Michael E. Bowker	—	—	—	384,300	768,600	—	—	—	—	—
	01/03/2022	12/31/2021	—	—	—	—	426	852	—	742,867
	01/03/2022	12/31/2021	—	—	—	—	—	—	281	490,012
Kenneth E. Johnson	—	—	—	184,600	369,200	—	—	—	—	—
	01/03/2022	12/31/2021	—	—	—	—	310	620	—	540,584
	01/03/2022	12/31/2021	—	—	—	—	—	—	193	336,556
Eric M. Lardy	—	—	—	184,600	369,200	—	—	—	—	—
	01/03/2022	12/31/2021	—	—	—	—	310	620	—	540,584
	01/03/2022	12/31/2021	—	—	—	—	—	—	193	336,556
Steven S. Cochran (6)	—	—	—	273,965	547,930	—	—	—	—	—
	01/03/2022	12/31/2021	—	—	—	—	505	1,010	—	880,629
	01/03/2022	12/31/2021	—	—	—	—	—	—	341	594,644
—–—–—

(1)	The date in this column is the date the C&TM Committee approved the equity-based award.

(2)
Amounts in these columns represent the target and maximum payouts for the NEOs under the 2022 Bonus Plan. There is no threshold payout under the 2022 Bonus Plan. Our 2022 Bonus Plan is described in further detail under "Compensation Discussion and Analysis- Elements of Our Compensation Program - Annual Cash Incentive Program" above.

(3)
Amounts in these columns represent 2022 PSAs granted under the 2015 Plan as part of our long-term incentive compensation program. There is no threshold payout with respect to the 2022 PSAs. The 2022 PSAs were earned at 100.4% of target, based on the achievement of applicable performance metrics, but vesting remains subject to service-based vesting requirements and are eligible to cliff-vest on January 3, 2025, generally subject to the service condition, executive’s continued employment through that date. The 2022 PSA awards are described in further detail under “Compensation Discussion and Analysis—Elements of Our Compensation Program—Long-Term Annual Equity Incentive Awards” above.

(4)
Amounts in this column represent 2022 RSAs granted under the 2015 Plan as part of our long-term incentive compensation program. The 2022 RSAs vest in equal installments over the four anniversaries of the grant date. The 2022 RSA awards are described in further detail under “Compensation Discussion and Analysis—Elements of Our Compensation Program—Long-Term Annual Equity Incentive Awards” above.

(5)	Amounts in this column represent the grant date fair value of 2022 PSA and 2022 RSA awards computed in accordance with Topic 718. The amounts included for the 2022 PSAs granted to each NEO are based on achievement of the underlying performance conditions at target (i.e., 100% of the target award value), which was determined to be the probable outcome at the time of grant.

(6)	Mr. Cochran forfeited his entire 2022 PSA award and the unvested portion of his 2022 RSA award upon his departure from the Company on January 31, 2023.

Cable One, Inc. ▪ 2023 Proxy Statement | 51

Outstanding Equity Awards at Fiscal Year-End

The following table shows the number of shares underlying exercisable and unexercisable SARs and unvested PSAs and RSAs held by our NEOs as of December 31, 2022. At fiscal year-end, none of our NEOs held any outstanding option awards with respect to the Company.

		SAR Awards				Stock Awards
Name	Grant Date (1)	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	SAR Exercise Price ($)	SAR Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)
Julia M. Laulis	01/03/2017	258	—	619.66	01/03/2027	—	—
	01/03/2018	12	—	707.17	01/03/2028	—	—
	01/03/2019	—	—	—	—	87	61,932
	01/03/2020	—	—	—	—	1,467	1,044,299
	01/03/2021	—	—	—	—	1,410	1,003,721
	01/03/2022	—	—	—	—	1,742	1,240,059
Todd M. Koetje	10/01/2021	—	—	—	—	393	279,761
	01/03/2022	—	—	—	—	483	343,829
Michael E. Bowker	01/03/2017	64	—	619.66	01/03/2027	—	—
	01/03/2018	6	—	707.17	01/03/2028	—	—
	01/03/2019	—	—	—	—	50	35,593
	01/03/2020	—	—	—	—	603	429,251
	01/03/2021	—	—	—	—	611	434,948
	01/03/2022	—	—	—	—	708	503,996
Kenneth E. Johnson	01/03/2018	4	—	707.17	01/03/2028	—	—
	01/03/2020	—	—	—	—	457	325,320
	01/03/2021	—	—	—	—	498	354,507
	01/03/2022	—	—	—	—	504	358,776
Eric M. Lardy	01/03/2017	258	—	619.66	01/03/2027	—	—
	01/03/2018	12	—	707.17	01/03/2028	—	—
	01/03/2019	—	—	—	—	50	35,593
	01/03/2020	—	—	—	—	473	336,709
	01/03/2021	—	—	—	—	498	354,507
	01/03/2022	—	—	—	—	504	358,776
Steven S. Cochran	01/03/2019	—	—	—	—	50	35,593
	01/03/2020	—	—	—	—	603	429,251
	01/03/2021	—	—	—	—	679	483,352
	01/03/2022	—	—	—	—	848	603,657
—–—–—

(1)	Generally, outstanding SARs granted under the 2015 Plan are eligible to vest in four equal installments over the four anniversaries of the grant date; outstanding RSAs granted under the 2015 Plan are eligible to either vest in four equal installments over the four anniversaries of the grant date or cliff-vest on the third anniversary of the grant date; and outstanding PSAs granted under the 2015 Plan are will cliff-vest on the third anniversary of the grant date provided the executive continues to be employed by us through that date.

52 | Cable One, Inc. ▪ 2023 Proxy Statement

The following table shows the grant date and remaining vesting dates of unvested SARs, PSAs and RSAs held by our NEOs on December 31, 2022:

Award Type	Grant Date	Remaining Vesting Date(s)
SAR	January 3, 2019	January 3, 2023
SAR	October 1, 2021	October 1, 2023, 2024 and 2025
PSA	January 3, 2020	January 3, 2023
PSA	January 3, 2021	January 3, 2024
PSA	January 3, 2022	January 3, 2025
RSA	January 3, 2019	January 3, 2023
RSA	January 3, 2020	January 3, 2023 and 2024
RSA	January 3, 2021	January 3, 2023, 2024 and 2025
RSA	October 1, 2021	October 1, 2024
RSA	January 3, 2022	January 3, 2023, 2024, 2025 and 2026

(2)
The PSAs granted in 2020, 2021 and 2022 were subject to performance-based vesting conditions based on the achievement of certain performance goals selected from those specified in the 2015 Plan and were earned at 200.0%, 200.0% and 100.4% of target, respectively, based on the achievement of applicable performance metrics, but remained subject to service-based vesting requirements as of December 31, 2022. The RSAs granted in 2020, 2021 and 2022 are also subject to service-based vesting requirements. The PSAs and RSAs are described in further detail under “Compensation Discussion and Analysis—Elements of Our Compensation Program—Long-Term Annual Equity Incentive Awards” above.

(3)	Calculated using the closing price of a share of our common stock on December 30, 2022, the last trading day of 2022 which was $711.86.

(4)	Mr. Cochran left the Company on January 31, 2023. Accordingly, on January 31, 2023, he forfeited all the PSA awards granted in 2022 and 2021 and the unvested portions of all RSA awards granted in 2022, 2021 and 2020.

Cable One, Inc. ▪ 2023 Proxy Statement | 53

2022 SAR Exercises and Stock Vested

The following table shows a summary of SAR exercises and value received upon vesting of PSAs and RSAs with respect to our NEOs during 2022.

	SAR Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Julia M. Laulis	—	—	1,414	2,465,762
Todd M. Koetje	—	—	—	—
Michael E. Bowker	—	—	453	789,951
Kenneth E. Johnson	—	—	291	507,457
Eric M. Lardy	530	699,030	399	695,784
Steven S. Cochran	—	—	444	774,257
—–—–—

(1)	Calculated using the applicable closing price of a share of our common stock based on the applicable exercise or vesting date.

Retirement Benefits

Defined Benefit Pension Plans

Certain of our employees, including certain of our NEOs, participate in tax-qualified and/or supplemental defined benefit retirement plans. Prior to our spin-off (the “spin-off”) from Graham Holdings Company (“GHC”), Ms. Laulis and Mr. Bowker participated in GHC’s tax-qualified defined benefit plan, the Retirement Plan for GHC (the “GHC Retirement Plan”), and, in the case of Ms. Laulis, the associated nonqualified plan, the GHC Supplemental Executive Retirement Plan (the “GHC SERP”). The GHC Retirement Plan covered most employees of Cable One employed at the time of the spin-off and provided benefits that were based on formulas that take into account base salary and years of service. Such formulas are contained in the individual benefits schedules for the Cash Balance Retirement Program (“CBRP”) and the Secure Retirement Account (“SRA”), as explained in further detail below. Benefits under the GHC Retirement Plan become vested after three or five years of service, depending on which schedules cover the individual employee. Upon the spin-off, the accrued benefits of our participating NEOs under the GHC Retirement Plan became vested and remain the obligation of GHC following the spin-off. GHC will continue to administer the plan, including making payments under the plan, with respect to our current and former employees with vested rights thereunder, including our participating NEOs.

Ms. Laulis and Mr. Bowker have each earned a portion of their pension benefits under different benefits schedules of the GHC Retirement Plan. Ms. Laulis earned her pension benefits under the CBRP and the SRA.

Retirement Plan Benefits Under the CBRP and SRA Schedules

The CBRP was provided by GHC to eligible employees of Cable One prior to the spin-off. Each employee has an account (expressed as a lump sum amount, rather than as an annuity) that is credited with quarterly pay-based credits and interest credits. Pay-based credits vary from 2.25% to 3.75%, depending on years of service. Interest is credited on these accounts at the greater of 1.41% or 1% plus the average interest rate on one-year U.S. Treasury securities. Participants are 100% vested in their benefits after attaining age 65 while actively employed or after completion of three years of vesting service. Upon retirement, the employee may elect various forms of annuities that are actuarially equivalent to the accumulated account balance, or alternatively, may elect a lump sum payment. Vested benefits are payable at any time after termination of employment but must be paid by age 65 for employees who terminate employment prior to such age.

54 | Cable One, Inc. ▪ 2023 Proxy Statement

Under the SRA, each employee has an account (expressed as a lump sum amount, rather than as an annuity) that is credited with quarterly pay-based credits and interest credits. Pay-based credits vary from 2.20% to 3.50%, depending on years of service. Interest is credited on these accounts at the greater of 1.41% or 1% plus the average interest rate on one-year U.S. Treasury securities. Upon retirement, the employee may elect various forms of annuities that are actuarially equivalent to the accumulated account balance, or alternatively, may elect a lump sum payment. Vested benefits are payable at any time after termination of employment but must be paid by age 65 for employees who terminate employment prior to such age.

DB SERP Benefits

Effective as of the spin-off, we established the defined benefit portion of the Cable One SERP (the “Cable One DB SERP”) with terms substantially similar to the defined benefit portion of the GHC SERP (the “GHC DB SERP”). The Cable One DB SERP, under which we assumed all obligations to current and former Cable One employees, including our NEOs, who participated in the GHC DB SERP, is a nonqualified plan that provides key executives who participate in the GHC Retirement Plan with a “supplemental retirement benefit.” Prior to the spin-off, participants in the GHC SERP were selected by GHC’s management as employees whom management most wanted to retain because of their superior performance and were approved for participation by the GHC’s Compensation Committee. The GHC DB SERP provided, and the Cable One DB SERP provides, for benefits to such participants, including our participating NEO, that were calculated based on the formulas in the GHC Retirement Plan, but included bonuses under GHC’s 2012 Incentive Compensation Plan, rather than just base salary, without regard to (i) the salary limitation applicable to tax-qualified plans ($305,000 in 2022) or (ii) the benefit limitation applicable to tax-qualified plans ($245,000 per year commencing at age 65 in 2022). The GHC DB SERP provided, and the Cable One DB SERP provides, benefits only to the extent that the benefit described above exceeds the benefit in the GHC Retirement Plan. Benefits under the Cable One DB SERP are paid at retirement or age 55, if later, and are payable either in the form of a life annuity or an actuarially equivalent optional form of benefit in the GHC Retirement Plan, provided that any benefits otherwise payable before the first day of the seventh month following retirement will be withheld until such date.

Pension Benefits

The following table shows years of credited service and the present value of accumulated benefits for the participating NEO under the Cable One SERP, computed as of December 31, 2022, which is the same pension plan measurement date used for financial statement reporting purposes with respect to our audited financial statements for the fiscal year ended December 31, 2022. Except for Ms. Laulis, none of our other NEOs participate in any pension plans we sponsor or maintain.

Name	Plan Name	Number of Years of Credited Service (#) (1)	Present Value of Accumulated Benefit ($) (2)	Payments During Last Fiscal Year ($)
Julia M. Laulis	Cable One DB SERP	17	79,663	—
—–—–—

(1)	Data in this column represents the number of years of credited service earned as of December 31, 2022.
(2)	Amounts in this column represent the actuarial present value of the accumulated benefits under the plan as of December 31, 2022. The benefits valued include CBRP amounts. The assumptions used in determining the present value of accumulated benefits are the Pri-2012 fully generational white-collar mortality table for males and females using Scale MP-2021 and a 5.46% discount rate. The benefits valued reflect service and earnings through the accrual freeze date of June 30, 2015 and are valued at age 65. There can be no assurance that the amounts listed in this column will ever be fully paid out.

Defined Contribution Plans

The C&TM Committee believes that both the U.S. tax-qualified and supplemental defined contribution plans are integral parts of our overall executive compensation program. Effective as of the spin-off, we established a defined contribution plan intended to be tax-qualified (the “Cable One 401(k) Plan”) and following the spin-off, all account balances of current and former Cable One employees, including our participating NEOs, held by the Savings Plan for GHC Divisions, which is one of GHC’s qualified defined contribution 401(k) plans (the “GHC 401(k) Plans”), were transferred to the Cable One 401(k) Plan. The Cable One 401(k) Plan provides for non-discretionary matching contributions up to 5% of an employee’s eligible compensation up to the salary limitation applicable to tax-qualified plans ($305,000 in 2022). Participants are immediately vested in the Company matching contributions.

Cable One, Inc. ▪ 2023 Proxy Statement | 55

In addition, effective as of the spin-off, we established the defined contribution portion of the Cable One SERP (the “Cable One DC SERP”) with terms substantially similar to the defined contribution portion of the GHC SERP (the “GHC DC SERP”) under which we assumed all obligations to current and former Cable One employees who participated in the GHC DC SERP, including our participating NEO. The GHC DC SERP provided, and the Cable One DC SERP provides, such executive with tax-deferred accruals of amounts proportionate to the benefits available to non-highly compensated participants in the applicable 401(k) plans; to the extent that benefits exceed those under the sponsored basic plans because of the tax law limitations ($61,000 in 2022). Among the benefits provided under the GHC DC SERP and Cable One DC SERP is a supplemental defined contribution plan benefit wherein we provided a matching contribution percentage up to 3% of the participating executive’s base salary in excess of the annual covered compensation limit applied to qualified plan benefits. The executive was required to defer compensation to the applicable SERP in order to receive the applicable matching Cable One credit each year. Deferred amounts will earn investment credits in accordance with the participant’s elections from a choice of investment indexes. Amounts deferred under the Cable One DC SERP are payable on the first day of the seventh month following termination of service. Also in connection with the spin-off, on July 1, 2015, benefit accruals were frozen under the Cable One DC SERP, and the plan was closed to new participants.

Nonqualified Deferred Compensation

The following table shows quantitative information regarding our NEOs’ participation in the deferred compensation arrangement discussed above for 2022.

Name	Deferred Compensation Arrangement	Executive Contributions in 2022 ($)	Registrant Contributions in 2022 ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at December 31, 2022 ($)
Julia M. Laulis	Cable One DC SERP	—	—	—	58,482
—–—–—

(1)	The amount shown in this column reflects performance of investment indexes selected by Ms. Laulis. In accordance with Item 402, gains if any, would be included as nonqualified compensation earnings in the 2022 Summary Compensation Table only if above-market or preferential (exceeding the 120% of the applicable Code rate). Gains that reflect market performance or losses are not included. For 2022, a loss occurred, therefore the amount is not included in the 2022 Summary Compensation Table.

Potential Payments Upon Termination or Change of Control

The following descriptions and table showing the estimated dollar value of potential accelerated vesting and payments that would be provided to our NEOs (or, in the case of death, to their respective estates or beneficiaries) under the PSA, RSA and SAR award agreements and the Cable One Executive Severance Plan following a termination of their employment, assumes, in accordance with the SEC regulations, all relevant events occurred on December 31, 2022, except for Mr. Cochran. Mr. Cochran stepped down from his position as our CFO on July 1, 2022, and the Company and Mr. Cochran entered into a Transition Agreement under which Mr. Cochran agreed to remain employed as a Senior Advisor to the Company through January 31, 2023. According to the terms of the Transition Agreement, Mr. Cochran’s salary was reduced from $427,000 to $240,000 effective July 1, 2022. Mr. Cochran remained eligible to participate in the 2022 Bonus Plan at a reduced target opportunity, and his 2022 bonus under the plan was awarded at $275,049 based on Company performance and the reduced target opportunity provided under the Transition Agreement. In addition, all of Mr. Cochran’s equity-award agreements continued to be in effect until he left the Company on January 31, 2023, but all equity-based awards vesting thereafter were forfeited. Accordingly, on January 31, 2023, he forfeited his entire 2022 and 2021 PSA awards (1,001 PSAs based on final achievement), and 418 RSAs (the unvested portions of his 2022, 2021 and 2020 RSA awards).

56 | Cable One, Inc. ▪ 2023 Proxy Statement

Termination of Employment

In the event the employment of any NEO is terminated by the Company other than for “Cause” or by the NEO with “Good Reason” (a “qualifying termination”) on or following the first anniversary of the grant date: (a) the PSAs will remain outstanding and subject to any applicable performance conditions and the restrictions that apply to a prorated portion of PSAs will lapse at the time the C&TM Committee determines the applicable performance conditions have been achieved based on the number of days that have elapsed since the grant date, and (b) a prorated portion of RSAs and SARs will vest based on the number of days that have elapsed since the grant date. As defined in the applicable award agreements, “Cause” generally means any of the following: (i) fraud, misappropriation, dishonesty, theft, embezzlement or intentional misuse of Company funds or property; (ii) failure by the executive to substantially perform their duties; (iii) a conviction or plea of guilty or no contest to a felony or crime of moral turpitude; (iv) bad faith actions that result in a material detriment to the Company; or (v) material non-compliance or breach of Company agreements and policies, including misconduct, or a grossly negligent failure to supervise, that resulted in a material violation of Company policy that had a significant negative impact on the Company. As defined in the applicable agreements, “Good Reason” generally means any of the following: (i) a material reduction in base salary or target bonus opportunity; (ii) a material diminution of the executive’s title, duties or responsibilities; (iii) required relocation of the executive by more than 50 miles; or (iv) material breach of the applicable agreement by the Company.

Change of Control

In accordance with the terms of the respective equity award agreements, outstanding PSAs, RSAs and SARs will not accelerate vesting in connection with a “change of control” of the Company unless either, (a) a successor company refuses to assume the outstanding awards or substitute awards with the same material terms and conditions (including vesting) or (b) within 18 months following a change of control, the NEO experiences a qualifying termination. In the event achievement of the applicable performance goals for the PSAs has not been determined prior to the change of control or qualifying termination, as applicable, such performance goals will be deemed achieved at target-level performance. For purposes of these agreements, change of control (as defined in the 2022 Omnibus Plan or the 2015 Plan, as applicable) generally means any of the following: (i) during any period of 24 months, our directors on the first day of such period (the “Incumbent Directors”) no longer constitute a majority of our directors (provided that any director supported by a majority of the Incumbent Directors will be considered an Incumbent Director); (ii) completion of a merger, sale of substantially all of the assets of or similar transaction involving the Company, following which the Company’s stockholders hold 50% or less of the combined voting power of the surviving entity; (iii) our stockholders approve a plan of complete liquidation or dissolution; or (iv) any person or entity becomes the beneficial owner of 30% or more of the combined voting power of the Company.

The Cable One Executive Severance Plan provides for severance payments in the event of a termination of employment of an NEO that constitutes a “Qualifying Event” during the period commencing three months prior to the date upon which a “change of control” occurs and ending 18 months following the date upon which the change of control occurred (the “Protection Period”). If benefits under the Cable One Executive Severance Plan are triggered: (i) the Company’s CEO, COO and CFO would be eligible to receive a lump sum cash payment equal to 2.5 times such officer’s base salary and target annual cash incentive bonus; and (ii) the other NEOs would be eligible to receive a lump sum cash payment equal to two times their base salary and target annual cash incentive bonus. Additionally, participants in the Cable One Executive Severance Plan would be eligible to receive a pro-rated annual cash incentive bonus payment at target for the year in which their termination occurs and a lump sum cash payment equal to 18 times the monthly premium required to continue group health care coverage based on monthly COBRA premiums in effect at the time of termination of employment.

As defined in the Cable One Executive Severance Plan, “Qualifying Event” includes any one of the following: (a) the Company’s termination of the participant’s employment without “Cause” during a Protection Period, or (b) in the case of participants who are “c-suite” officers (including the CEO, COO and the CFO of the Company) or senior vice presidents of the Company, the participant’s voluntary termination of employment for “Good Reason” during a Protection Period; “Cause” means any of the following: (i) fraud, misappropriation, dishonesty, theft, embezzlement or intentional misuse of Company funds or property, (ii) failure by the executive to substantially perform his or her duties, (iii) a conviction or plea of guilty or no contest to a felony or crime of moral turpitude, (iv) bad faith actions that result in a material detriment to the Company, (v) material non-compliance of Company policies and guidelines, including misconduct, or a grossly negligent failure to supervise, that resulted in a material violation of Company policies and guidelines that had a significant negative impact on the Company, and (vi) material breach of any restrictive covenant provision contained in any agreement between the participant and the Company; and “Good Reason” means any of the following: (i) a material reduction in base salary or target bonus opportunity; (ii) a material diminution of the executive’s title, duties or responsibilities; or (iii) required relocation of the executive by more than 50 miles. For purposes of the Cable One Executive Severance Plan, “change of control” generally has the same meaning as in the 2022 Omnibus Plan and the 2015 Plan.

Cable One, Inc. ▪ 2023 Proxy Statement | 57

Potential Payments upon Termination or Change of Control

The following table shows potential payments our NEOs would receive upon a qualifying termination of employment in various circumstances, including a qualifying termination of employment within 18 months following a change of control, in each case assuming that the qualifying termination or change of control occurred on December 31, 2022, except for Mr. Cochran who stepped down from his position as our CFO on July 1, 2022, as discussed in more detail above. In the event of a change of control without a qualifying termination (i.e., a single-trigger event), and assuming the successor company assumes any outstanding awards on the same material terms and conditions, our NEOs would not be entitled to any payments or benefits. Actual payments will only be determined upon the occurrence of any such event. For purposes of the values in this table, the intrinsic value of SARs and the value of PSAs and RSAs (including accrued dividends) are based on the closing price of a share of our common stock on December 30, 2022, the last trading day of 2022, which was $711.86.

Name	Accelerated Equity Vesting ($)	Cash Severance ($)	Total ($)
Julia M. Laulis (1)
Termination without Cause or for Good Reason (2)	788,414	—	788,414
Death or disability (2)	788,414	—	788,414
Termination without Cause or for Good Reason on or following a change of control (3)	2,519,068	5,333,944	7,853,012
Todd M. Koetje
Termination without Cause or for Good Reason (2)	23,226	—	23,226
Death or disability (2)	23,226	—	23,226
Termination without Cause or for Good Reason on or following a change of control (3)	537,954	1,735,194	2,273,148
Michael E. Bowker
Termination without Cause or for Good Reason (2)	342,544	—	342,544
Death or disability (2)	342,544	—	342,544
Termination without Cause or for Good Reason on or following a change of control (3)	1,064,706	2,442,088	3,506,794
Kenneth E. Johnson
Termination without Cause or for Good Reason (2)	239,937	—	239,937
Death or disability (2)	239,937	—	239,937
Termination without Cause or for Good Reason on or following a change of control (3)	774,155	1,161,994	1,936,149
Eric M. Lardy
Termination without Cause or for Good Reason (2)	282,707	—	282,707
Death or disability (2)	282,707	—	282,707
Termination without Cause or for Good Reason on or following a change of control (3)	823,622	1,161,994	1,985,616
—–—–—

(1)
The amounts in this table exclude any payments for Ms. Laulis under the Cable One SERP and Cable One DC SERP which are described above under “Retirement Benefits” and the related Pension Benefits and Nonqualified Deferred Compensation tables.

58 | Cable One, Inc. ▪ 2023 Proxy Statement

(2)	Special vesting rules apply in the event of death, disability or a qualifying termination. The amounts in this row represent the value of the pro-rata portion of outstanding SARs, PSAs and RSAs granted prior to 2022 that would accelerate vesting upon a qualifying termination or in the event of death or disability on December 31, 2022, for each NEO. PSAs and RSAs granted in 2022 would be forfeited upon such qualifying termination because such event would have occurred prior to the first anniversary of grant date. The value of PSAs is reflected at the actual level of achievement of the applicable performance metrics if certified by the C&TM Committee as of December 31, 2022 or based on the estimated level of achievement as of December 31, 2022 if not certified by the C&TM Committee as of December 31, 2022. The PSAs granted in 2020 and 2021 were both earned at 200.0% of target but were subject to service-based vesting requirements as of December 31, 2022.

(3)
The accelerated equity vesting amounts in this row represent the value of all outstanding SARs, PSAs and RSAs for each NEO that would accelerate vesting and become exercisable, if applicable, upon a qualifying termination within 18 months following a change of control on December 31, 2022. The value of the PSAs granted in 2020, 2021 and 2022 are reflected at the actual level of achievement of the applicable performance metrics. The cash severance amounts in this row represent lump sum cash payment equal to (i) 2.5 times of each officer’s base salary and target annual cash incentive bonus with respect to the CEO, COO and CFO; and (ii) two times their base salary and target annual cash incentive bonus with respect to the other NEOs. All the NEOs are also eligible for a pro rata bonus based on the Company’s actual performance for the year in which termination occurs, amounts reflect termination occurred on December 31, 2022, and a lump sum cash payment equal to 18 times the monthly premium required to continue group health care coverage based on monthly COBRA premiums.

Clawback Policy – Restrictive Covenants and Release

Our annual cash incentive program and our PSA, RSA and SAR award agreements are subject to our Clawback Policy (described in further detail under “Compensation Discussion and Analysis—Corporate Governance Policies—Clawback Policy” above). The Clawback Policy contains restrictive covenants that obligate each NEO not to disclose any of our confidential information or knowingly or intentionally disparage the Company at any time. In addition, for two years following termination of employment, an NEO is not permitted to (i) compete with us by directly or indirectly rendering services to, or owning or acquiring certain interests in, any entity that provides services similar to the services we provide in the same areas as our systems, provides services to communities where we own systems, or provide services to us or (ii) directly or indirectly, solicit the employment of, employ or cause any other person to take such actions with respect to any person who was our employee or an employee of our affiliates on, or within two years prior to, the effective date of termination. In addition, under the applicable award agreements, accelerated vesting of PSAs, RSAs and SARs upon a termination due to disability, by the Company without “Cause” or by the NEO for “Good Reason” is subject to execution of a general release of claims in favor of the Company and its affiliates.

Cable One, Inc. ▪ 2023 Proxy Statement | 59

CEO Pay Ratio

Pursuant to Item 402(u) of Regulation S-K and Section 953(b) of the Dodd-Frank Act, we are providing the ratio of annual total compensation of our CEO to the annual total compensation of our median employee (excluding our CEO).

For 2022, annual total compensation for our CEO, as reported in the 2022 Summary Compensation Table, was $4,796,029. The 2022 annual total compensation for our median employee was $57,391. Based on this information, the ratio of our CEO’s annual total compensation to our median employee’s total compensation for 2022 was 84 to 1.

We identified our median employee on December 31, 2022. To identify the median annual total compensation of all of our employees (other than our CEO) as well as determine the annual total compensation of our median employee and our CEO, we took the following steps consistent with Item 402(u) of Regulation S-K:

■	We selected December 31, 2022, as the date upon which we would determine out employee population used to identify our median employee. As of December 31, 2022, we had approximately 3,132 full-time, part-time and temporary employees and seasonal employees, as determined for employment law purposes. We did not include independent contractors or leased workers in our determination.

■	In identifying our 2022 median employee from our employee population, we calculated the total cash compensation of each employee of ours and our subsidiaries included in the employee population described above, for the 12-month period that ended on December 31, 2022. Total cash compensation for these purposes included base salary or wages, overtime, bonus, and cash incentives/commissions and was calculated using internal payroll records. We annualized the compensation of any employee hired in 2022 that did not work the full year. We did not apply any cost-of-living adjustments as part of the calculation. Once we identified the median employee, we determined the annual total compensation of the median employee in accordance with the requirements for determining total compensation in the Summary Compensation Table, resulting in annual total compensation of $57,391.

SEC rules for identifying the median employee and calculating the pay ratio allow companies to use various methodologies and assumptions, which may lead to a lack of comparability across companies.

60 | Cable One, Inc. ▪ 2023 Proxy Statement

PAY VERSUS PERFORMANCE

Overview

We believe our performance-based compensation philosophy for our executive officers provides incentives to achieve both short- and long-term business objectives; aligns the interests of our executive officers and long-term stockholders; and enables us to attract, hire and retain talented individuals in a competitive marketplace. Under our pay-for-performance philosophy, a substantial portion of our executive officer compensation is at-risk and tied to objective performance goals. Both annual bonuses and the majority of our annual equity incentive awards for executives are based on financial operating performance against pre-defined objective goals (with no discretion to increase payouts). Please read “Compensation Discussion and Analysis” for additional information about our executive compensation program.

Pay Versus Performance (1)

Year	Summary Compensation Table Total for PEO ($)	Compensation Actually Paid to PEO ($) (2)	Average Summary Compensation Table Total for Non-PEO NEOs ($) (3)(4)	Average Compensation Actually Paid to Non-PEO NEOs ($) (4)(5)	Value of Initial Fixed $100 Investment Based On:		Net Income (thousands) ($) (8)	Adjusted EBITDA (thousands) ($) (9)
					Total Stockholder Return ($) (6)	Peer Group Total Stockholder Return ($) (7)
2022	4,796,029	220,818	1,661,147	(376,571)	49.08	76.70	234,118	911,851
2021	4,327,815	2,733,449	2,093,808	1,547,359	119.69	119.95	291,824	839,325
2020	3,731,808	11,382,225	1,643,452	4,719,828	150.30	125.71	304,391	674,139
—–—–—

(1)
This table and the following discussion include figures for the “compensation actually paid” to Julia M. Laulis, our principal executive officer during the years presented (“PEO”), and our other NEOs, as calculated and presented in accordance with Item 402(v) of Regulation S-K. These calculated amounts incorporate the impact of changes in the price of our common stock on the value of unvested and unexercised equity awards, among other things, and do not necessarily reflect amounts of compensation earned by or paid to our PEO and other NEOs for the periods presented.

(2)	In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to our PEO’s total compensation for each year to determine the “compensation actually paid”:

Year	Reported Summary Compensation Table Total for PEO ($)	Less: Reported Value of Equity Awards ($) (a)	Equity Award Adjustments ($) (b)	Less: Reported Change in the Actuarial Present Value of Pension Benefits ($) (c)	Pension Benefit Adjustments ($)	Compensation Actually Paid to PEO ($)
2022	4,796,029	(3,030,759)	(1,544,452)	—	—	220,818
2021	4,327,815	(2,074,008)	483,206	(3,564)	—	2,733,449
2020	3,731,808	(1,500,037)	9,153,893	(3,438)	—	11,382,225
—–—–—

(a)	The grant date fair value of equity awards represents the total of the amounts reported in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for the applicable year.

Cable One, Inc. ▪ 2023 Proxy Statement | 61

(b)
The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards that are granted and vest in the same applicable year, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on stock or option awards in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year. The valuation assumptions used to calculate fair values materially differ from those disclosed at the time of grant as a result of changes to the Black-Scholes model inputs used to value the SARs held by our PEO and Non-PEOs. The amounts deducted or added in calculating the equity award adjustments are as follows:

Year	Year End Fair Value of Equity Awards Granted in the Applicable Year and Unvested at Year End ($)	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards ($)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation ($)	Total Equity Award Adjustments ($)
2022	2,046,260	(3,535,473)	—	(55,239)	—	—	(1,544,452)
2021	2,662,699	(2,179,493)	—	—	—	—	483,206
2020	3,646,669	5,315,517	—	191,707	—	—	9,153,893

(c)	The amounts included in this column are the amounts reported in “Change in Pension and Nonqualified Deferred Compensation” column of the Summary Compensation Table for each applicable year.

Year	Service Cost ($)	Prior Service Cost ($)	Total Pension Benefit Adjustments ($)
2022	—	—	—
2021	—	—	—
2020	—	—	—

(3)	The figures in this column reflect the average of the amounts reported for the NEOs as a group (excluding our PEO, who has served as our CEO since 2017) in the “Total” column of the Summary Compensation Table in each applicable year.

(4)	Our non-PEO NEOs for 2022 were Michael E. Bowker (COO); Steven S. Cochran (CFO until July 1, 2022); Todd M. Koetje (Senior Vice President, Business Development & Finance until July 1, 2022 and CFO thereafter); Kenneth E. Johnson (Chief Technology and Digital Officer, effective January 1, 2023, Senior Vice President, Technology Services during 2022); and Eric M. Lardy (Senior Vice President, Operations and Integration). Our non-PEO NEOs for 2021 were Michael E. Bowker (COO); Steven S. Cochran (CFO); Megan M. Detz (Senior Vice President, Human Resources); and Todd M. Koetje (Senior Vice President, Business Development & Finance). Our non-PEO NEOs for 2020 were Michael E. Bowker (COO); Steven S. Cochran (Senior Vice President and CFO); James A. Obermeyer (Senior Vice President, Marketing and Sales); and Peter N. Witty (Senior Vice President, General Counsel and Secretary).

62 | Cable One, Inc. ▪ 2023 Proxy Statement

(5)	In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to the average total compensation for the NEOs as a group (excluding our PEO) for each year to determine the average “compensation actually paid” to the NEOs as a group (excluding our PEO), using the same methodology described above in Note 2:

Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs ($)	Less: Average Reported Value of Equity Awards ($)	Average Equity Award Adjustments ($) (a)	Average Compensation Actually Paid to Non-PEO NEOs ($)
2022	1,661,147	(1,060,591)	(977,127)	(376,571)
2021	2,093,808	(1,388,439)	841,990	1,547,359
2020	1,643,452	(832,036)	3,908,412	4,719,828
—–—–—

(a)	The amounts deducted or added in calculating the equity award adjustments are as follows:

Year	Average Year End Fair Value of Equity Awards Granted in the Applicable Year and Unvested at Year End ($)	Year over Year Average Change in Fair Value of Outstanding and Unvested Equity Awards ($)	Average Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	Year over Year Average Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Average Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Average Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation ($)	Total Average Equity Award Adjustments ($)
2022	707,008	(1,425,793)	—	(258,342)	—	—	(977,127)
2021	1,437,587	(544,617)	—	(50,980)	—	—	841,990
2020	1,788,918	2,040,134	—	79,360	—	—	3,908,412

(6)	The figures in this column reflect the cumulative total stockholder return (“TSR”) of our common stock for the periods presented assuming a hypothetical $100 investment from the beginning of the earliest year in the pay-versus-performance table through the end of each applicable year in the table and assuming that dividends, if any, were reinvested. The stock price performance reflected in these figures is based on historical results and is not necessarily indicative of future stock price performance.

(7)	The figures in this column reflect the cumulative total stockholder return of the common stock of a specified peer group of companies (our “Peer Group”) for the periods presented assuming a hypothetical $100 investment on December 31, 2019 and that dividends, if any, were reinvested. The Peer Group consists of the following publicly traded data, video and voice services companies: Altice USA, Inc.; Charter Communications, Inc.; Comcast Corporation; and WideOpenWest, Inc. The stock price performance reflected in these figures is based on historical results and is not necessarily indicative of future stock price performance.

(8)	The figures in this column reflect the amount of net income reported in our audited financial statements for the applicable year.

(9)
Adjusted EBITDA is our “Company-Selected Measure” for purposes of the SEC’s “pay versus performance” disclosure requirements pursuant to Item 402(v) of Regulation S-K. See Annex A of this Proxy Statement, entitled “Use of Non-GAAP Financial Measures” for the definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net income for both 2022 and 2021, which is the most directly comparable measure under GAAP.

Cable One, Inc. ▪ 2023 Proxy Statement | 63

The Relationship Between Executive Compensation Actually Paid and Performance

Executive Compensation Actually Paid and Cumulative Company and Peer Group TSR. The following chart presents the amount of compensation actually paid to Ms. Laulis and the average compensation actually paid to our NEOs as a group (excluding Ms. Laulis) as compared to the cumulative TSR of our common stock and peer group TSR over the three-year period of 2020 through 2022. The cumulative TSR of our common stock over the three-year period of 2020 through 2022 was (51)%, while the cumulative TSR of our peer group presented for this purpose was (23)% over the same period. For comparison, over the longer-term, five-year period of 2018 through 2022, the cumulative TSR of our common stock was 5%, while the cumulative TSR of our peer group for this purpose was (3)% over the same period.

Executive Compensation Actually Paid and Net Income. The following chart presents the amount of compensation actually paid to Ms. Laulis and the average compensation actually paid to our NEOs as a group (excluding Ms. Laulis) as compared to our net income over the three-year period of 2020 through 2022.

64 | Cable One, Inc. ▪ 2023 Proxy Statement

Executive Compensation Actually Paid and Adjusted EBITDA. The following chart presents the amount of compensation actually paid to Ms. Laulis and the average compensation actually paid to our NEOs as a group (excluding Ms. Laulis) as compared to our Adjusted EBITDA over the three-year period of 2020 through 2022.

Financial Performance Measures

We believe the following financial performance measures represent the most important financial performance measures used to link the compensation actually paid to our NEOs for fiscal year 2022 to our financial performance:

■	Residential data revenues;

■	Business services revenues;

■	Adjusted EBITDA;

■	Adjusted EBITDA less capital expenditures; and

■	Adjusted capital expenditures as a percentage of Adjusted EBITDA.

Cable One, Inc. ▪ 2023 Proxy Statement | 65

PROPOSAL 3: ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION FOR 2022

We are asking stockholders to approve an advisory resolution on the compensation of our NEOs as reported in this Proxy Statement, commonly referred to as the “say-on-pay” vote. Although the say-on-pay vote is advisory and non-binding, the Board and the C&TM Committee value the input of our stockholders and will review and consider the voting results when making future decisions regarding our executive compensation program. At our 2022 Annual Meeting, approximately 97% of the votes cast voted in favor of our say-on-pay proposal.

As described above in the “Compensation Discussion and Analysis” section of this Proxy Statement, we have structured our executive compensation program to achieve the following key objectives:

■	Aim to provide competitive total direct compensation to our executives in order to attract and retain highly qualified and productive executives.

■	Motivate executives to enhance our overall performance and profitability through the successful execution of our short- and long-term business strategies, with an emphasis on the long-term.

■	Align the long-term interests of our executives and stockholders through meaningful ownership of Company stock by executives and by rewarding stockholder value creation.

■	Reflect our pay-for-performance philosophy.

■	Ensure that total compensation opportunities are competitive.

We believe that our compensation programs have played a key role in our operating and financial success. We encourage stockholders to read the “Compensation Discussion and Analysis” section above, which provides an overview of our executive compensation policies and procedures, how they operate and are designed to achieve our pay-for-performance objectives and how they were applied for 2022. The 2022 Summary Compensation Table and other related compensation tables and narrative included in the “Executive Compensation” section of this Proxy Statement provide detailed information on the compensation of our NEOs. The C&TM Committee and the Board believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of the NEOs reported in this Proxy Statement has contributed to our success.

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and as a matter of good corporate governance, we are asking stockholders to approve the following advisory resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on a non-binding advisory basis, the compensation paid to our NEOs as disclosed in the Compensation Discussion and Analysis, the 2022 Summary Compensation Table and the related compensation tables, notes and narrative in this Proxy Statement.”

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF NAMED EXECUTIVE OFFICER COMPENSATION AS DISCLOSED IN THIS PROXY STATEMENT.

66 | Cable One, Inc. ▪ 2023 Proxy Statement

PROPOSAL 4: ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON NAMED EXECUTIVE OFFICER COMPENSATION

In addition to the say-on-pay proposal above, we are asking stockholders to cast a non-binding, advisory vote on the frequency with which we should ask stockholders to approve an advisory resolution on NEO compensation, commonly known as a “say-on-frequency” proposal. Pursuant to Section 14A of the Exchange Act, this non-binding vote is held at least once every six years. Our last say-on-pay frequency vote was held at the 2017 annual meeting, accordingly, we are again holding a say-on-frequency vote at the Annual Meeting.

The Board values stockholders’ opinions and believes it would benefit from direct, timely feedback on our executive compensation program. Accordingly, after careful consideration of this proposal, our Board recommends that you vote for an annual non-binding advisory vote on NEO compensation. While our executive compensation programs are designed to promote a long-term connection between pay and performance, the Board recognizes that NEO compensation disclosures are made annually. An advisory vote every year to approve NEO compensation would allow our stockholders to provide us with more frequent and timely feedback on our executive compensation philosophy, policies and practices as disclosed in our annual proxy statements.

Stockholders will be able to specify one of four options for this proposal: “1 year,” “2 years,” “3 years” or “abstain.” Stockholders are not voting to approve or disapprove the Board’s recommendation. Although the say-on-frequency vote is advisory and therefore non-binding on us, the Board and the C&TM Committee will review and consider the voting results when determining the frequency of future say-on-pay votes to approve NEO compensation. To the extent one option from among “1 year”, “2 years”, or “3 years” receives the highest number of votes cast by stockholders, such frequency will be considered by the Board as our stockholders’ recommendation as to the frequency of future say-on-pay votes.

THE BOARD RECOMMENDS A VOTE FOR “1 YEAR” AS THE FREQUENCY FOR FUTURE ADVISORY VOTES TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION.

Cable One, Inc. ▪ 2023 Proxy Statement | 67

DIRECTOR COMPENSATION

The annual compensation arrangements for non-employee directors with respect to each service year, which runs from approximately May to May (based on the dates of the applicable annual meeting of stockholders and which are prorated for new directors elected during the service year), are currently comprised of the following components:

Component	Amount ($)
Cash Compensation
Annual Cash Retainer (each non-employee director)	90,000
Lead Independent Director	30,000
Audit Committee Chair	20,000
C&TM Committee Chair	15,000
Executive Committee Chair (1)	10,000
Nominating and Governance Committee Chair (1)	10,000
Equity Compensation
Annual Equity Award	155,000
—–—–—

(1)	Payable only if the committee chair is a non-employee director other than the Lead Independent Director.

Under our current director compensation program, each non-employee director will receive an annual equity award grant in the form of RSUs awarded under the 2022 Omnibus Plan with a grant date fair value of approximately $155,000. Such RSUs will generally be granted on the date of our annual meeting of stockholders and will vest on the earlier of the first anniversary of the grant date or the date of the annual meeting of stockholders that immediately follows the grant date, subject to the non-employee director’s continued service through such vesting date. Settlement of such RSUs will be in the form of one share of our common stock and will follow vesting, unless the director has previously elected to defer such settlement. Non-employee directors may elect to defer the settlement of all or a portion of their RSUs until the earlier of separation from service from the Board, a date specified by the director (if any) and a “change of control” of the Company (as defined above in the section entitled “Executive Compensation—Potential Payments Upon Termination or Change of Control”). Non-employee directors may also elect to defer all or a portion of their annual cash fees (including the annual cash retainer and any additional committee chair cash retainers or Lead Independent Director cash retainer) that will be converted to and deferred as RSUs. Dividends associated with RSUs are accrued and will be paid out in cash at the time of settlement, except that any dividends associated with RSUs granted prior to the 2017 annual grant of RSUs are converted into deferred stock units (“DSUs”) if the value of such dividends exceeds the value of a share of our common stock on the dividend payment date, which will be delivered at the time of settlement of the associated RSUs. Notwithstanding the foregoing, such RSUs will vest, and be settled, upon a change of control of the Company.

Non-employee directors who serve as a committee chair or Lead Independent Director for less than the full year, or who serve in multiple roles, will be eligible for the additional cash component for such partial service or additional roles on a case-by-case basis, as determined by the Board. We also reimburse our non-employee directors for out-of-pocket expenses incurred related to the meetings they attend. Employee directors do not receive additional compensation for serving on the Board.

In determining our current annual compensation arrangements for non-employee directors, the Board considered an independent review conducted by FW Cook in 2022 of our non-employee director compensation program on behalf of the C&TM Committee and the Board. FW Cook compared each element of non-employee director compensation to that of a peer group comprised of the same companies disclosed for our 2022 NEO compensation peer group under “Compensation Discussion and Analysis—Our Executive Compensation Program and Practices—Use of Peer Companies.” In assessing the compensation provided to our non-employee directors, FW Cook utilized comparative data disclosed in peer companies’ publicly available proxy statements along with other documents filed with the SEC.

Our non-employee director compensation program is designed so that the amount and form of compensation is in line with typical peer practice. Similar to our approach to executive compensation, a substantial portion of annual non-employee director compensation is comprised of equity awards. For 2022, our total annual base compensation value was generally in line with the peer median.

68 | Cable One, Inc. ▪ 2023 Proxy Statement

Director Compensation

The following table shows the compensation earned or paid to our non-employee directors during the fiscal year ended December 31, 2022.

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2)(3)	Total ($)
Brad D. Brian	—	244,379	244,379
Thomas S. Gayner	—	274,181	274,181
Deborah J. Kissire	102,515	154,972	257,487
Mary E. Meduski	—	244,379	244,379
Thomas O. Might	84,399	154,972	239,371
Kristine E. Miller	—	259,876	259,876
Sherrese M. Smith	—	244,379	244,379
Wallace R. Weitz	—	244,379	244,379
Katharine B. Weymouth	84,399	154,972	239,371
—–—–—

(1)	Our CEO, Ms. Laulis is not included in this table because she did not receive any additional compensation for her service on the Board. The compensation received by Ms. Laulis for serving as CEO is shown in the 2022 Summary Compensation Table.

(2)	Amounts in this column represent the grant date fair value of the RSU awards computed in accordance with Topic 718 and reflect an estimate of the grant date fair value of RSU grants made during 2022, rather than the amounts paid to or realized by our non-employee directors. There can be no assurance that the amounts shown will be realized, and amounts could ultimately exceed these calculated fair values. The RSUs are eligible to vest on the earlier of the first anniversary of the grant date or the date of the annual meeting of stockholders that immediately follows the grant date, subject to the service-based vesting conditions and settlement dates described in the narrative above. Amounts in this column include RSUs issued in lieu of annual cash fees for non-employee directors who elected to defer all or a portion of such annual cash fees (based on a May 2022 to May 2023 service year) and are eligible to vest on May 19, 2023.

(3)	The following table shows the aggregate number of unvested and outstanding RSUs held by each non-employee director as of December 31, 2022.

Name	Unvested and Outstanding RSUs as of December 31, 2022
Brad D. Brian	205
Thomas S. Gayner	230
Deborah J. Kissire	130
Mary E. Meduski	205
Thomas O. Might	130
Kristine E. Miller	218
Sherrese M. Smith	205
Wallace R. Weitz	205
Katharine B. Weymouth	130

Cable One, Inc. ▪ 2023 Proxy Statement | 69

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables provide information regarding the beneficial ownership of our common stock as of April 3, 2023 (except as otherwise indicated) by:

■	each NEO in the 2022 Summary Compensation Table;

■	each of our directors and nominees for director;

■	all of our executive officers and directors as a group; and

■	each of our stockholders who we believe (based on the assumptions described below) beneficially owns more than 5% of our outstanding common stock.

Except as otherwise noted in the footnotes below, each person or entity identified in the table below has sole voting and investment power with respect to the securities they or it holds, subject to applicable community property law.

Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to the securities. Under such rules, a person is deemed to be the “beneficial owner” of stock if such person has (or shares) either investment power or voting power over such stock or has (or shares) the right to acquire such stock within 60 days by any of a number of means. The percentages shown are calculated based on 5,699,027 shares outstanding on April 3, 2023. The numbers and percentages shown include shares actually owned on April 3, 2023 (except as otherwise indicated) and shares, SARs (in the case of executive officers), and RSUs or DSUs (in the case of non-employee directors) that the identified person or group had the right to acquire within 60 days of such date. In calculating the percentage of ownership, all shares that the identified person or group had the right to acquire within 60 days of April 3, 2023 upon the exercise of SARs or the delivery of RSUs or DSUs are deemed to be outstanding for the purpose of computing the percentage of shares owned by that person or group, but are not deemed to be outstanding for the purpose of computing the percentage of shares owned by any other person or group.

The address of each of our NEOs and directors identified in the table below is c/o Cable One, Inc., 210 E. Earll Drive, Phoenix, Arizona 85012.

Name	Share Ownership	Shares Underlying Exercisable SARs (1)	RSUs and DSUs (2)	Total Beneficial Ownership	Percentage Owned
NEOs and Directors:
Julia M. Laulis (3)	11,399	178	—	11,577	*
Todd M. Koetje (4)	860	—	—	860	*
Michael E. Bowker (5)	3,759	44	—	3,803	*
Kenneth E. Johnson (6)	2,301	—	—	2,301	*
Eric M. Lardy (7)	2,168	178	—	2,346	*
Steven S. Cochran (8)	2,296	—	—	2,296	*
Brad D. Brian	690	—	1,156	1,846	*
Thomas S. Gayner (9)	27,473	—	1,648	29,121	*
Deborah J. Kissire	100	—	1,611	1,711	*
Mary E. Meduski	—	—	572	572	*
Thomas O. Might	13,645	—	130	13,775	*
Kristine E. Miller	205	—	265	470	*
Sherrese M. Smith	—	—	400	400	*
Wallace R. Weitz	500	—	2,024	2,524	*
Katharine B. Weymouth	—	—	578	578	*
All executive officers and directors as a group, eliminating duplications (18 individuals)	68,166	400	8,384	76,950	1.3%

70 | Cable One, Inc. ▪ 2023 Proxy Statement

Name	Beneficial Ownership	Percentage Owned
Principal Stockholders:
Daniel L. Mosley (10)	557,114	9.8%
The Vanguard Group (11)	551,550	9.7%
BlackRock, Inc. (12)	508,149	8.9%
Wellington Management (13)	485,549	8.5%
Donald E. Graham (14)	479,941	8.4%
—–—–—
*     Less than 1%.

(1)
For the executive officers, includes the net number of shares issuable upon exercise of vested SARs. Following vesting, upon exercise of a SAR, the holder would receive the value of the appreciation in the share subject to the SAR over the exercise price. For purposes of this column, the net number of shares issuable upon exercise has been calculated using the closing price of a share of our common stock as of April 3, 2023, which was $680.35.

(2)	For non-employee directors, includes the number of shares to be received at settlement upon the lapse of restrictions applicable to RSUs and DSUs per the terms of the non-employee director’s deferral election.

(3)	The amount includes 2,981 shares of restricted stock awarded to Ms. Laulis in accordance with the 2015 Plan and 8,418 shares held in a trust with Ms. Laulis’ spouse, with whom Ms. Laulis shares voting and investment power.

(4)	The amount includes 829 shares of restricted stock awarded to Mr. Koetje in accordance with the 2015 Plan.

(5)	The amount includes 1,249 shares of restricted stock awarded to Mr. Bowker in accordance with the 2015 Plan.

(6)	The amount includes 954 shares of restricted stock awarded to Mr. Johnson in accordance with the 2015 Plan.

(7)	The amount includes 962 shares of restricted stock awarded to Mr. Lardy in accordance with the 2015 Plan.

(8)	According to information as of February 1, 2023 and available to the Company.

(9)	The amount includes 26,700 shares of our common stock held for the account of a number of beneficial owners in which Mr. Gayner disclaims beneficial ownership.

(10)	According to information as of March 23, 2023 and available to the Company, Mr. Mosley, as a trustee of various trusts, has voting and investment power with respect to shares of our common stock as follows: sole voting and investment power, 17,850 shares; and shared voting and investment power, 539,264 shares, which includes 63,678 shares in a trust for which Mr. Mosley is a co-trustee with Mr. Graham and Mr. Graham has the power to amend or revoke. The address of Mr. Mosley is 825 Eighth Avenue, New York, New York 10019.

(11)	Based on a Schedule 13G/A filed on February 9, 2023, The Vanguard Group (“Vanguard”), an investment advisor, was deemed to be the beneficial owner of 551,550 shares of our common stock. Based on the Schedule 13G/A, Vanguard has sole voting power over 0 shares, shared voting power over 3,398 shares, sole dispositive power over 543,127 shares and shared dispositive power over 8,423 shares. The address of Vanguard is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(12)	Based on a Schedule 13G/A filed on February 7, 2023, BlackRock, Inc. (“BlackRock”), a holding company, was deemed to be the beneficial owner of 508,149 shares of our common stock. Based on the Schedule 13G/A, BlackRock has sole voting power over 511,466 shares and sole dispositive power over 508,149 shares. The address of BlackRock is 55 E. 52nd Street, New York, New York 10055.

Cable One, Inc. ▪ 2023 Proxy Statement | 71

(13)	Based on a Schedule 13G filed on February 6, 2023, Wellington Management Group LLP (“Wellington Management Group”), a holding company, Wellington Group Holdings LLP (“Wellington Group Holdings”), a holding company, Wellington Investment Advisors Holdings LLP (“Wellington Investment”) and Wellington Management Company LLP (“Wellington Company”) (collectively, “Wellington Management”), an investment adviser, were deemed to be the beneficial owners of 485,549 shares of our common stock. Based on the Schedule 13G/A, Wellington Management has shared voting power over 404,567 shares and shared dispositive power over 485,549 shares. The address of Wellington Management is 280 Congress Street, Boston, Massachusetts 02210.

(14)	According to information as of March 23, 2023 and available to the Company, Mr. Graham, as an individual and as a trustee of various trusts, has voting and investment power with respect to shares of our common stock as follows: sole voting and investment power, 81,872 shares; and shared voting and investment power, 398,069 shares. The address of Mr. Graham is 1300 N. 17th Street, Arlington, Virginia 22209.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2022 regarding the number of shares of our common stock that may be issued under our equity compensation plans.

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights (#)(a) (1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($/sh)(b) (1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (#)(c)
Equity compensation plans approved by security holders	9,195	1,072.88	471,536
Equity compensation plans not approved by security holders	—	—	—
Total	9,195	1,072.88	471,536
—–—–—

(1)	Column (a) includes 8,376 shares underlying outstanding RSUs and DSUs and 819 shares to be issued upon exercise of outstanding SARs. Because there is no exercise price associated with RSUs, these awards are not included in the weighted-average exercise price calculation presented in column (b). The SARs are exercisable for shares with a value equal to the increase in the fair market value of our common stock over the exercise price. For the purposes of calculating the number of shares to be issued upon exercise of the SARs, we have used $711.86, the closing price of a share of our common stock on December 30, 2022, the last trading day of 2022. See Note 15 of the Notes to the Consolidated Financial Statements contained in our 2022 Form 10-K for additional information about our equity compensation plans, including the 2015 Plan.

72 | Cable One, Inc. ▪ 2023 Proxy Statement

REPORT OF THE AUDIT COMMITTEE

One of the standing committees of the Board is the Audit Committee. Currently, there are four non-employee members of the Board on the Audit Committee: Deborah J. Kissire, who serves as Chair of the Audit Committee, Mary E. Meduski, Sherrese M. Smith and Wallace R. Weitz. The Audit Committee operates under a delegation of authority from the Board, which has determined that each Audit Committee member is “independent” under the listing standards of the NYSE.

Management has the primary responsibility for the preparation the Company's financial statements in accordance with GAAP and for the financial reporting process, including the Company's system of internal control. The Company's independent registered accounting firm, PwC, is responsible for auditing those financial statements and expressing an opinion as to their conformity with GAAP, as well as expressing an opinion on the effectiveness of internal control over financial reporting in accordance with the requirements of the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee’s role is one of oversight. In this context, the Audit Committee’s responsibility is to monitor and review these processes, as well as the independence and performance of the Company's independent registered accounting firm.

In performing its oversight function, the Audit Committee has:

■	reviewed and discussed the audited fiscal year 2022 financial statements with the Company’s management;

■	discussed with PwC the matters required to be discussed by the applicable requirements of the PCAOB and the SEC; and

■	received the written disclosures and the letter from PwC required by applicable requirements of the PCAOB regarding PwC’s communications with the Audit Committee concerning independence and has discussed with PwC their independence.

The Audit Committee has also considered whether PwC’s provision of non-audit services to the Company is compatible with the independence of such firm and reviewed matters relating to the Company’s internal control over financial reporting.

Based on such review and discussion and in reliance thereon, the Audit Committee recommended to the Board, and the Board approved, that the audited fiscal year 2022 financial statements be included in the 2022 Form 10-K for filing with the SEC.

Deborah J. Kissire, Chair
Mary E. Meduski
Sherrese M. Smith
Wallace R. Weitz

Cable One, Inc. ▪ 2023 Proxy Statement | 73

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Policy and Procedures Governing Related Person Transactions

Our Board has adopted a written policy for the review and approval of transactions involving related persons, which consist of directors, director nominees, executive officers, persons or entities known to us to be the beneficial owner of more than 5% of any outstanding class of our voting securities or immediate family members or certain affiliated entities of any of the foregoing persons. Under authority delegated by the Board, the Nominating and Governance Committee (or its Chair or other committee member, under certain circumstances) is responsible for applying the policy with the assistance of our General Counsel or their designee (if any). Transactions covered by the policy consist of any financial transaction, arrangement or relationship or series of similar transactions, arrangements or relationships, in which: the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year; we are, will or may be expected to be a participant; and any related person has or will have a direct material interest or an indirect material interest.

The Nominating and Governance Committee (or its Chair or other committee member as the case may be) may take into account such factors it deems appropriate in its determination to approve or ratify a transaction, which may include:

■	the extent of the related person’s interest in the transaction;

■	whether the transaction would interfere with the objectivity and independence of any related person’s judgment or conduct in fulfilling their duties and responsibilities to the Company;

■	whether the transaction is fair to the Company and on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances;

■	whether the transaction is in the best interests of the Company and its stockholders;

■	whether the transaction is consistent with any conflict of interest policies set forth in our Code of Business Conduct and Ethics and other policies; and

■	whether in connection with any transaction involving a non-employee director or nominee for director, such transaction would compromise such director’s status as: (i) an independent director within the meaning of the NYSE listing standards or our Corporate Governance Guidelines; (ii) an “outside director” within the meaning of Section 162(m) of the Code or a “non-employee director” under Rule 16b-3 under the Exchange Act, if such non-employee director serves on the C&TM Committee; or (iii) an independent director under Rule 10A-3 of the Exchange Act, if such non-employee director serves on the Audit Committee.

The Nominating and Governance Committee (or its Chair or other committee member as the case may be) may impose such conditions or guidelines as it determines appropriate with respect to any related person transaction it approves or ratifies, including, but not limited to:

■	conditions relating to ongoing reporting to the Nominating and Governance Committee and other internal reporting;

■	limitations on the dollar amount of the transaction;

■	limitations on the duration of the transaction or the Nominating and Governance Committee’s approval of the transaction; and

■	other conditions for the protection of the Company and to avoid conferring an improper benefit or creating the appearance of a conflict of interest.

74 | Cable One, Inc. ▪ 2023 Proxy Statement

Related Person Transactions

We entered into a subscription agreement with Northwest Fiber Holdco, LLC, a fiber internet service provider (“Ziply”), under which we agreed to invest up to $50.0 million in Ziply for a less than 10% equity interest. We invested $22.2 million in Ziply during November 2022 and expect to invest the remaining $27.8 million during 2023.  Our former CFO, Steven Cochran, serves as the President and CFO of Ziply. The subscription agreement and the investments contemplated thereunder were reviewed and approved by the Nominating and Governance Committee in accordance with our written policy for the review and approval of transactions involving related persons as described above.

Also in accordance with our written policy for the review and approval of transactions involving related persons as described above, Mr. Gayner and Ms. Weymouth, who are members of our Board, also serve on the board of directors of Graham Holdings Company (our former corporate parent). These members of our Board may be required to recuse themselves from deliberations relating to any existing or future arrangements between our Company and Graham Holdings Company.

DELINQUENT SECTION 16(a) FILINGS

Section 16(a) of the Exchange Act requires our directors, executive officers, and holders of more than 10% of our common stock to file with the SEC reports regarding their ownership and changes in ownership of our securities. We believe that, during the year ended December 31, 2022, our directors and executive officers, and 10% stockholders complied with all Section 16(a) filing requirements, except for one Form 4 filing for James A. Obermeyer reporting shares withheld for taxes in connection with the vesting of a previously reported restricted stock award, which was inadvertently filed one day late on April 6, 2022. In making such statement, we have relied upon examination of the copies of Forms 3, 4, and 5 provided to us and the written representations of our directors and executive officers.

STOCKHOLDER PROPOSALS, DIRECTOR NOMINATIONS AND OTHER BUSINESS
FOR THE 2024 ANNUAL MEETING OF STOCKHOLDERS

Deadline for the Submission of Stockholder Proposals for Inclusion in Our Proxy Statement for Our 2024 Annual Meeting of Stockholders Pursuant to Exchange Act Rule 14a-8

If any stockholder wishes to a submit proposal to be considered for inclusion in our proxy materials for our 2024 Annual Meeting of Stockholders, such proposal must comply with the requirements of Rule 14a-8 under the Exchange Act, all other rules of the SEC relating to proxy proposals and our By-laws, and be received by December 13, 2023. Written notice containing the required information should be addressed to our Secretary at 210 E. Earll Drive, Phoenix, Arizona, 85012.

Deadline for Procedures for Stockholder Nominations Pursuant to the Proxy Access Provisions of our Bylaws

Under the proxy access provisions set forth in Article II, Section 12 of our By-laws, any stockholder or group of stockholders wishing to include one or more director nominees in our proxy statement must follow the procedures and provide timely notice to the company along with the required information as set for in our By-laws. To be considered timely, such notice must be received not earlier than November 13, 2023 and not later than December 13, 2023.

Deadline and Procedures Under Our By-laws for Other Stockholder Nominations and Other Proposals Not Included in Our Proxy Statement for Our 2024 Annual Meeting of Stockholders

Under our By-laws, any stockholder of record wishing to appear at our 2024 Annual Meeting of Stockholders and submit a proposal or nominate a person for election to our Board other than pursuant to the proxy access procedures described above must submit the proposal or nomination to our Secretary at 210 E. Earll Drive, Phoenix, Arizona, 85012 not earlier than January 20, 2024 and not later than February 19, 2024. In addition, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than Company nominees must provide notice to us that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 20, 2024. Any such stockholder proposal or director nomination will not appear in our proxy statement. These time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority. All stockholder proposals and director nominations, other than stockholder proposals made pursuant to Rule 14a-8 under the Exchange Act, must comply with the requirements of our By-laws.

Cable One, Inc. ▪ 2023 Proxy Statement | 75

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single copy of the proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” provides cost savings for companies.

A number of brokers have instituted householding of proxy materials unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate copy of the proxy materials in the future, or if you and other stockholders sharing your address are receiving multiple copies of the proxy materials and you would like to receive only a single copy of such materials in the future, please notify your broker. You may also call (800) 542-1061 or write to: Householding Department, Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, New York, 11717, and include your name, the name of your broker or other nominee and your account number(s). If you reside at a shared address to which a single copy of the proxy materials was delivered and you wish to receive a separate copy of the proxy materials, we will deliver such copy promptly upon written request addressed to our Secretary at 210 E. Earll Drive, Phoenix, Arizona, 85012 or by calling (602) 364-6000.

OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING

As of the date of this Proxy Statement, the only matters that the Board expects to present at the Annual Meeting are those discussed herein. If any other matter or matters are properly brought before the Annual Meeting or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote on those matters in accordance with their best judgment.

76 | Cable One, Inc. ▪ 2023 Proxy Statement

ANNEX A
USE OF NON-GAAP FINANCIAL MEASURES

We use certain measures that are not defined by GAAP to evaluate various aspects of its business. Adjusted EBITDA and Adjusted EBITDA less capital expenditures are non-GAAP financial measures and should be considered in addition to, not as superior to, or as a substitute for, net income or net cash provided by operating activities reported in accordance with GAAP. Adjusted EBITDA and Adjusted EBITDA less capital expenditures are reconciled to net income in the “Reconciliations of Non-GAAP Measures” tables below. Adjusted EBITDA less capital expenditures is also reconciled to net cash provided by operating activities in the “Reconciliations of Non-GAAP Measures” tables below.

“Adjusted EBITDA” is defined as net income plus interest expense, income tax provision, depreciation and amortization, equity-based compensation, (gain) loss on deferred compensation, acquisition-related costs, (gain) loss on asset sales and disposals, system conversion costs, rebranding costs, (gain) loss on sales of businesses, equity method investment (income) loss, other (income) expense and other unusual items, as provided in the “Reconciliations of Non-GAAP Measures” tables below. As such, it eliminates the significant non-cash depreciation and amortization expense that results from the capital-intensive nature of our business as well as other non-cash or special items and is unaffected by our capital structure or investment activities. This measure is limited in that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues and our cash cost of debt financing. These costs are evaluated through other financial measures.

“Adjusted EBITDA less capital expenditures,” when used as a liquidity measure, is calculated as net cash provided by operating activities excluding the impact of capital expenditures, interest expense, income tax provision, changes in operating assets and liabilities, change in deferred income taxes and other unusual expenses, as defined in the “Reconciliations of Non-GAAP Measures” tables below.

We use Adjusted EBITDA and Adjusted EBITDA less capital expenditures to assess its performance, and it also uses Adjusted EBITDA less capital expenditures as an indicator of its ability to fund operations and make additional investments with internally generated funds. In addition, Adjusted EBITDA generally correlates to the measure used in the leverage ratio calculations under our credit facilities and senior unsecured notes to determine compliance with the covenants contained in our credit agreement and the ability to take certain actions under the indenture governing the senior unsecured notes. Adjusted EBITDA and capital expenditures are also significant performance measures we use in our annual incentive compensation program. Adjusted EBITDA does not take into account cash used for mandatory debt service requirements or other non-discretionary expenditures, and thus does not represent residual funds available for discretionary uses.

We believe Adjusted EBITDA is useful (a) in the context of this Proxy Statement because it is used as the basis for our annual incentive compensation program and (b) to investors in evaluating the operating performance of the Company. We believe that Adjusted EBITDA less capital expenditures is useful to investors as it shows our performance while taking into account cash outflows for capital expenditures and is one of several indicators of our ability to service debt, make investments and/or return capital to its stockholders.

Adjusted EBITDA, Adjusted EBITDA less capital expenditures and similar measures with similar titles are common measures used by investors, analysts and peers to compare performance in our industry, although our measures of Adjusted EBITDA and Adjusted EBITDA less capital expenditures may not be directly comparable to similarly titled measures reported by other companies.

Cable One, Inc. ▪ 2023 Proxy Statement | A-1

Reconciliations of Non-GAAP Measures

	Year Ended December 31,
(in thousands)	2022 ($)	2021 ($)
Net income	234,118	291,824
Plus: Interest expense	137,713	113,449
Income tax provision	126,332	45,765
Depreciation and amortization	350,462	339,025
Equity-based compensation	22,514	20,054
(Gain) loss on deferred compensation	(154)	174
Acquisition-related costs	3,208	10,770
(Gain) loss on asset sales and disposals, net	9,199	7,829
System conversion costs	1,466	4,831
Rebranding costs	—	70
(Gain) loss on sales of businesses, net	(13,833)	—
Equity method investment (income) loss, net	14,913	(468)
Other (income) expense, net	25,913	6,002
Adjusted EBITDA	911,851	839,325
Less: Capital expenditures	414,095	391,934
Adjusted EBITDA less capital expenditures	497,756	447,391

	Year Ended December 31,
(in thousands)	2022 ($)	2021 ($)
Net cash provided by operating activities	738,040	704,345
Capital expenditures	(414,095)	(391,934)
Interest expense	137,713	113,449
Non-cash interest expense	(9,518)	(9,157)
Income tax provision	126,332	45,765
Changes in operating assets and liabilities	(2,371)	8,821
Change in deferred income taxes	(68,378)	(28,993)
(Gain) loss on deferred compensation	(154)	174
Acquisition-related costs	3,208	10,770
Write-off of debt issuance costs	—	(2,131)
System conversion costs	1,466	4,831
Rebranding costs	—	70
Fair value adjustments	(40,400)	(48,027)
Gain on step acquisition	—	33,406
Other (income) expense, net	25,913	6,002
Adjusted EBITDA less capital expenditures	497,756	447,391

Cable One, Inc. ▪ 2023 Proxy Statement | A-2

Cable One®

CABLE ONE, INC.
210 EAST EARLL DRIVE
PHOENIX, AZ 85012

SCAN TO VIEW MATERIALS & VOTE

THERE ARE MULTIPLE WAYS TO VOTE YOUR PROXY

VOTE BY INTERNET - www.proxyvote.com or scan the QR code above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 PM, Eastern Time, the day before the meeting date **scheduled for May 19, 2023**. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/CABO2023**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 PM, Eastern Time, the day before the meeting date **scheduled for May 19, 2023**. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V04674-P89375

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CABLE ONE, INC.

The Board of Directors recommends you vote FOR all Nominees.

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Brad D. Brian	☐	☐	☐
1b. Deborah J. Kissire	☐	☐	☐
1c. Julia M. Laulis	☐	☐	☐
1d. Mary E. Meduski	☐	☐	☐
1e. Thomas O. Might	☐	☐	☐
1f. Sherrese M. Smith	☐	☐	☐
1g. Wallace R. Weitz	☐	☐	☐
1h. Katharine B. Weymouth	☐	☐	☐

The Board of Directors recommends you vote "1 YEAR" for proposal 4.	**1 Year**	**2 Years**	**3 Years**	**Abstain**
4. To select, on a non-binding advisory basis, the frequency of future advisory votes on named executive officer compensation	☐	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Cable One®

ANNUAL MEETING OF STOCKHOLDERS
Friday, May 19, 2023
8:00 a.m. (Eastern time)

You may vote over the Internet, by telephone, or by mail.
Please read the card carefully for instructions.

V04675-P89375

CABLE ONE, INC.
This Proxy is Solicited on Behalf of the Board of Directors for the Annual Meeting of Stockholders on May 19, 2023

The undersigned stockholder of CABLE ONE, INC., a Delaware corporation (the "Company"), hereby appoints Julia M. Laulis and Todd M. Koetje, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, to vote all shares of Common Stock of the Company standing in his or her name on the books of the Company at the Annual Meeting of Stockholders to be held on Friday, May 19, 2023, at 8:00 a.m., Eastern time, or at any adjournment thereof, with all the powers which the undersigned would possess if personally present, as designated on the reverse side.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEE DIRECTORS; AND FOR PROPOSALS 2 AND 3; AND "1 YEAR" FOR PROPOSAL 4.

The undersigned hereby instructs the said proxies (i) to vote in accordance with the instructions indicated on the reverse side for each proposal; **however, if no instruction is given on the reverse side, this proxy will be voted in accordance with the Board of Directors' recommendations;** and (ii) to vote, in their discretion, with respect to such other matters (including matters incidental to the conduct of the meeting) as may properly come before the meeting or any postponements or adjournments thereof.

Continued and to be signed on reverse side